Exhibit 10.4

THIS CREDIT AGREEMENT (this “Agreement”) dated as of July 22, 2004 by and among MAGUIRE PROPERTIES-PARK PLACE HOTEL, LLC, a limited liability company formed under the laws of the State of Delaware (“Maguire Hotel”), MAGUIRE PROPERTIES-PARK PLACE PARKING, LLC, a limited liability company formed under the laws of the State of Delaware (“Maguire Parking”), MAGUIRE PROPERTIES-PARK PLACE SHOPS, LLC, a limited liability company formed under the laws of the State of Delaware (“Maguire Shops”), MAGUIRE PROPERTIES-PARK PLACE MASTER DEVELOPMENT, LLC, a limited liability company formed under the laws of the State of Delaware (“Maguire Master Development”), MAGUIRE PROPERTIES-PARK PLACE SP DEVELOPMENT, LLC, a limited liability company formed under the laws of the State of Delaware (“Maguire SP Development”), MAGUIRE PROPERTIES-3121 MICHELSON, LLC, a limited liability company formed under the laws of the State of Delaware (“3121 Michelson”), MAGUIRE PROPERTIES-3161 MICHELSON, LLC, a limited liability company formed under the laws of the State of Delaware (“3161 Michelson”; collectively with Maguire Hotel, Maguire Parking, Maguire Shops, Maguire Master Development, Maguire SP Development, 3121 Michelson and 3161 Michelson, the “Borrowers” and each a “Borrower”), each of the financial institutions initially a signatory hereto together with their assignees pursuant to Section 12.5.(d), WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent, and WACHOVIA CAPITAL MARKETS, LLC, as Arranger (the “Arranger”).

WHEREAS, the Lenders desire to make to the Borrowers term loans in an aggregate principal amount not to exceed $140,000,000 on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

Article I. Definitions
Section 1.1. Definitions.

In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

“Acquisition Property” means the approximately 90.9 acre parcels of real property, together with all improvements thereon, known as “Park Place II,” located adjacent to the San Diego Freeway (Interstate 405) at the Jamboree Road exit and Mitchelson Drive, in Irvine, California, as more particularly described on Schedule 1.1.(A).

“Additional Costs” has the meaning given that term in Section 4.1.

“Adjusted LIBOR” means, with respect to each Interest Period for any LIBOR Loan, the rate obtained by dividing (a) LIBOR for such Interest Period by (b) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes Loans by an office of any Lender outside of the United States of America to residents of the United States of America). Any change in such maximum rate shall result in a change in Adjusted LIBOR on the date on which such change in such maximum rate becomes effective.

“Affiliate” means any Person (other than the Agent or any Lender): (a) directly or indirectly controlling, controlled by, or under common control with, a Borrower; (b) directly or indirectly owning or

-1-

holding 10% or more of any Equity Interest in a Borrower; or (c) 10% or more of whose voting stock or other Equity Interest is directly or indirectly owned or held by a Borrower. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise. The Affiliates of a Person shall include any officer or director of such Person. In no event shall the Agent or any Lender be deemed to be an Affiliate of a Borrower.

“Agent” means Wachovia Bank, National Association, as contractual representative for the Lenders under the terms of this Agreement, and any of its successors.

“Agreement Date” means the date as of which this Agreement is dated.

“Applicable Law” means all applicable provisions of constitutions, statutes, rules, regulations and orders of all governmental bodies and all orders and decrees of all courts, tribunals and arbitrators.

“Applicable Margin” means (a) 1.75% with respect to a LIBOR Loan and (b) 0% with respect to a Base Rate Loan.
“Arranger” means Wachovia Capital Markets, LLC, together with its successors and permitted assigns.

“Assignee” has the meaning given that term in Section 12.5.(d).

“Assignment and Acceptance Agreement” means an Assignment and Acceptance Agreement among a Lender, an Assignee and the Agent, substantially in the form of Exhibit A.

“Assignment of Leases and Rents” means an Assignment of Leases and Rents executed by one or more of the Borrowers in favor of the Agent granting a Lien to the Agent the for the benefit of the Lenders in all or a portion of the rents from, and leases of, the Acquisition Property as security for the Obligations.

“Bankruptcy Code” means the Bankruptcy Code of 1978, as amended.

“Base Rate” means the per annum rate of interest equal to the greater of (a) the Prime Rate or (b) the Federal Funds Rate plus one-half of one percent (0.5%). Any change in the Base Rate resulting from a change in the Prime Rate or the Federal Funds Rate shall become effective as of 12:01 a.m. on the Business Day on which each such change occurs. The Base Rate is a reference rate used by the Lender acting as the Agent in determining interest rates on certain Loans and is not intended to be the lowest rate of interest charged by the Lender acting as the Agent or any other Lender on any extension of credit to any debtor.

“Base Rate Loan” means a Loan bearing interest at a rate based on the Base Rate.

“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include a Borrower’s respective successors and permitted assigns.

“Borrower Representative” means the Operating Partnership which is the sole manager of each Borrower.

-2-

“Bosa” means Bosa Development Corporation, together with its successors and permitted assigns.

“Bosa Collateral Assignment” means the Collateral Assignment of Bosa Contract executed by the Borrowers in favor of the Agent and substantially in the form of Exhibit B.

“Bosa Contract” means that certain Sale Agreement and Joint Escrow Instructions dated as of May 5, 2003, between Park Place Development LLC and Irvine Residential Highrise 2 LLC, as amended by that certain First Addendum to Sale Agreement and Joint Escrow Instructions, dated as of June 20, 2003, and as assigned to Maguire Properties-Park Place Master Development, LLC.

“Business Day” means (a) any day other than a Saturday, Sunday or other day on which banks in Charlotte, North Carolina are authorized or required to close and (b) with reference to a LIBOR Loan, any such day that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Capitalized Lease Obligation” means an obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.

“Cash Equivalents” means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by Standard & Poor’s Ratings Group or at least P-2 or the equivalent by Moody’s Investors Service, Inc.; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by Standard & Poor’s Ratings Group or at least P-2 or the equivalent thereof by Moody’s Investors Service, Inc., in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, which have net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

“Collateral” means any real or personal property directly or indirectly securing any of the Obligations or any other obligation of any Loan Party under or in respect of any Loan Document.

“Commitment” means, as to each Lender, the amount set forth for such Lender on its signature page hereto as such Lender’s “Commitment Amount” or as set forth in the applicable Assignment and Acceptance Agreement.

“Commitment Percentage” means, as to each Lender, the ratio, expressed as a percentage, of (a) the outstanding principal balance of the Loan owed to such Lender to (b) the aggregate outstanding principal balance of all Loans.

-3-

“Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.6.

“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.7.

“Default” means any of the events specified in Section 10.1., whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

“Defaulting Lender” has the meaning set forth in Section 3.11.

“Derivatives Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Agent or any Lender).

“Dollars” or “$” means the lawful currency of the United States of America.

“Effective Date” means the later of: (a) the Agreement Date; and (b) the date on which all of the conditions precedent set forth in Section 5.1. shall have been fulfilled or waived in writing by the Requisite Lenders.

“Eligible Assignee” means any Person who is: (i) currently a Lender or an affiliate of a Lender; (ii) a commercial bank, trust, trust company, insurance company, investment bank or pension fund organized under the laws of the United States of America, or any state thereof, and having total assets in excess of $5,000,000,000; (iii) a savings and Loan association or savings bank organized under the laws of the United States of America, or any state thereof, and having a tangible net worth of at least $500,000,000; or (iv) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having total assets in excess of $10,000,000,000, provided that such bank is acting through a branch or agency located in the United States of America. If such Person is not currently a Lender or an affiliate of a Lender, such Person’s (or its parent’s) senior unsecured long term indebtedness must be rated BBB or higher by Standard & Poor’s Ratings Group, Baa2 or higher by Moody’s Investors

-4-

Service, Inc., or the equivalent or higher of either such rating by another rating agency acceptable to the Agent.

“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency and any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Event of Default” means any of the events specified in Section 10.1., provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Exempt Portions” means each of the portions of the Acquisition Property described on Schedule 1.1.(B).

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent by federal funds dealers selected by the Agent on such day on such transaction as determined by the Agent.

“Fees” means the fees and commissions provided for or referred to in Section 3.6. and any other fees payable by the Borrowers hereunder or under any other Loan Document.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

-5-

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“Guarantor” means each of the Operating Partnership and the REIT Parent, together with their respective successors and permitted assigns.

“Guaranty”, “Guaranteed”, “Guarantying” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit, or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation.

“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed (other than trade debt incurred in the ordinary course of business which is not more than 60 days past due); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests); (g) net obligations under any Derivatives Contract not entered into as a hedge against existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof;

-6-

(h) all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities and other similar exceptions to recourse liability (but not exceptions relating to bankruptcy, insolvency, receivership or other similar events)); and (i) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation. All Loans shall constitute Indebtedness of the Borrowers.

“Identified Portion” means (a) a portion of the Acquisition Property identified on Schedule 1.1.(C) or (b) an Exempt Portion.

“Intellectual Property” has the meaning given that term in Section 6.1.(t).

“Interest Period” means with respect to any LIBOR Loan, each period commencing on the date such LIBOR Loan is made or the last day of the next preceding Interest Period for such Loan and ending 1, 2 or 3 months thereafter, as the Borrowers may select in the Notice of Borrowing, a Notice of Continuation or a Notice of Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing (a) if any Interest Period would otherwise end after the Termination Date, such Interest Period shall end on the Termination Date and (b) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a Loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any binding commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Lender” means each financial institution from time to time party hereto as a “Lender” together with its respective successors and permitted assigns.

“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified as such on its signature page hereto or in the applicable Assignment and Acceptance Agreement, or such other office of such Lender of which such Lender may notify the Agent in writing from time to time.

“LIBOR” means, for any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m.

-7-

(London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term “LIBOR” shall mean, for any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on the Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on the Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates. If for any reason none of the foregoing rates is available, LIBOR shall be, for any Interest Period, the rate per annum reasonably determined by the Agent as the rate of interest at which Dollar deposits in the approximate amount of the LIBOR Loan comprising part of such borrowing would be offered by the Agent to major banks in the London interbank Eurodollar market at their request at or about 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.

“LIBOR Loan” means a Loan bearing interest at a rate based on LIBOR.

“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) the filing of any financing statement under the Uniform Commercial Code or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the Uniform Commercial Code or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien; and (c) any agreement by such Person to grant, give or otherwise convey any of the foregoing.

“Loan” means a term Loan made by a Lender to the Borrowers pursuant to Section 2.1.(a).

“Loan Document” means this Agreement, each Note, the Parent Guaranty, the Negative Pledge Agreements, each Security Document and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement.

“Loan Party” means each Borrower and each Guarantor.

“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise), or results of operations of the Loan Parties taken as a whole, (b) the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, and (d) the rights and remedies of the Lenders and the Agent under any of the Loan Documents.

“Material Contract” means any contract or other arrangement (other than Loan Documents) to which a Borrower is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person.

-8-

“Negative Pledge Agreement” means a Negative Pledge Agreement executed by a Borrower in favor of the Agent and the Lenders and substantially in the form of Exhibit D or in other form acceptable to the Agent.

“Net Sales Proceeds” means the aggregate amount of all cash as and when received, directly or indirectly, by any Borrower under the Bosa Contract net of the amount of any out-of-pocket legal fees, title and recording tax expenses, commissions, fees paid to Governmental Authorities in connection with obtaining of Governmental Approvals and other customary fees and expenses actually incurred by a Borrower in connection with the preparation for sale, and the sale, of any portion of the Residential Property (as defined on Schedule 1.1.(A)).

“Nonrecourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, and other similar exceptions to recourse liability (but not exceptions relating to bankruptcy, insolvency, receivership or other similar events)) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Note” has the meaning given that term in Section 2.8.(a).

“Notice of Borrowing” means a notice in the form of Exhibit E to be delivered to the Agent pursuant to Section 2.1.(b) evidencing the Borrowers’ request for the Loans.

“Notice of Continuation” means a notice in the form of Exhibit F to be delivered to the Agent pursuant to Section 2.6. evidencing the Borrowers’ request for the Continuation of a LIBOR Loan.

“Notice of Conversion” means a notice in the form of Exhibit G to be delivered to the Agent pursuant to Section 2.7. evidencing the Borrowers’ request for the Conversion of a Loan from one Type to another Type.

“Obligations” means, individually and collectively, the aggregate principal balance of, and all accrued and unpaid interest on, all Loans, and all other indebtedness, liabilities and obligations of the Borrowers and the other Loan Parties owing to the Agent or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note.

“Off-Balance Sheet Obligations” means liabilities and obligations of a Borrower in respect of “off-balance sheet arrangements” (as defined in the SEC Off-Balance Sheet Rules) which the REIT Parent would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the REIT Parent’s report on Form 10-Q or Form 10-K (or their equivalents) which the REIT Parent is required to file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor). As used in this definition, the term “SEC Off-Balance Sheet Rules” means the Disclosure in Management’s Discussion and Analysis About Off-Balance Sheet Arrangements, Securities Act Release No. 33-8182, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 CFR pts. 228, 229 and 249).

“Operating Partnership” means Maguire Properties, L.P., together with it successors and permitted assigns.

-9-

“OP Credit Agreement” means that certain Credit Agreement dated as of June 27, 2003 by and among the Operating Partnership, the REIT Parent, the Persons party thereto as “Guarantors,” the Persons party thereto as “Lenders,” Citicorp North America, Inc., as Administrative Agent, and the other parties thereto, as amended by that certain First Letter Amendment and Limited Waiver dated as of October 28, 2003, as further amended by that certain Second Letter Amendment dated as of January 8, 2004, and as further amended by that certain Limited Waiver dated as of July 21, 2004.

“OP Credit Agreement ERISA Default” means any event or condition set forth in subsections (l), (m) or (n) of Section 6.01 of the OP Credit Agreement.

“OP Credit Agreement Representations” means the representations and warranties set forth in subsections (a), (f), (h) [solely with respect to forecasted balance sheets, statements of income and statements of cash flows delivered under Section 5.03 of the OP Credit Agreement], (j), (k), (l), (t), (v) and (w) of Section 4.01 of the OP Credit Agreement.

“Parent Guaranty” means the Guaranty executed by the Guarantors in favor of the Agent and the Lenders and substantially in the form of Exhibit C.

“Participant” has the meaning given that term in Section 12.5.(c).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Permitted Liens” means, as to any Person: (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which are not at the time required to be paid or discharged under Section 7.6.; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the intended use thereof in the business of such Person; (d) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (e) Liens in favor of the Agent for the benefit of the Lenders; and (f) Liens in existence as of the Agreement Date and set forth in the title pro formas delivered under Section 5.1.(a)(xiii).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Phase II” has the meaning given that term in Section 5.3.(d).

“Post-Default Rate” means, in respect of any principal of any Loan or any other Obligation that is not paid when due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans plus four percent (4.0%).

“Prime Rate” means the rate of interest per annum announced publicly by the Lender then acting as the Agent as its prime rate from time to time. The Prime Rate is not necessarily the best or the lowest rate of interest offered by the Lender acting as the Agent or any other Lender.

-10-

“Principal Office” means the office of the Agent located at One Wachovia Center, Charlotte, North Carolina, or such other office of the Agent as the Agent may designate from time to time.

“Purchase Agreements” means the agreements described on Schedule 1.1.(D).

“Register” has the meaning given that term in Section 12.5.(e).

“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy.

“REIT Parent” means Maguire Properties, Inc., together with it successors and permitted assigns.

“Release Price” means (a) $0 with respect to an Exempt Portion and (b) with respect to an Identified Portion described in Schedule 1.1.(C), the amount set forth on such Schedule corresponding to such Identified Portion.

“Requisite Lenders” means, as of any date, (a) all Lenders, if there are fewer than three Lenders at such time or (b) Lenders holding at least 66-2/3% of the principal amount of the aggregate outstanding Loans. Loans held by Defaulting Lenders shall be disregarded when determining the Requisite Lenders.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“Security Deed” means a mortgage, deed of trust, deed to secure debt or similar security instrument executed by one or more of the Borrowers in favor of the Agent granting a Lien to the Agent the for the benefit of the Lenders in all or a portion of the Acquisition Property as security for the Obligations.

“Security Document” means any Security Deed, any Assignment of Leases and Rents and any other security agreement, financing statement, or other document, instrument or agreement creating, evidencing or perfecting the Agent’s Liens in any of the Collateral.

“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“Subsidiary” means, for any Person, any corporation, partnership or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly

-11-

owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

“Tank Test” has the meaning given that term in Section 5.3.(e).

“Taxes” has the meaning given that term in Section 3.12.

“Termination Date” means July 22, 2005, or such later date to which the Termination Date may be extended pursuant to Section 2.13.

“Type” with respect to any Loan, refers to whether such Loan is a LIBOR Loan or Base Rate Loan.

“Wachovia” means Wachovia Bank, National Association, together with its successors and assigns.

“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

Section 1.2. General; References to Times.

Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP. References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified as of the date of this Agreement and from time to time thereafter to the extent not prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of a Borrower or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means an Affiliate of a Borrower. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to Charlotte, North Carolina time.

Article II. Credit Facility

Section 2.1. Loans.

(a)   Generally. Subject to the terms and conditions hereof, on the Effective Date each Lender severally and not jointly agrees to make a Loan to the Borrowers in a principal amount not to exceed the amount of such Lender’s Commitment. Once repaid, the Borrowers may not reborrow the principal amount of any Loans hereunder.

-12-

(b)   Requesting Loans. The Borrowers shall give the Agent notice pursuant to the Notice of Borrowing or telephonic notice of the borrowing of Loans. The Notice of Borrowing shall be delivered to the Agent before 4:00 p.m. on the date one Business Day prior to the proposed date of such borrowing. Any such telephonic notice shall include all information to be specified in a written Notice of Borrowing and shall be promptly confirmed in writing by the Borrowers pursuant to a Notice of Borrowing sent to the Agent by telecopy on the same day of the giving of such telephonic notice. The Agent will transmit by telecopy the Notice of Borrowing (or the information contained in the Notice of Borrowing) to each Lender promptly upon receipt by the Agent. The Notice of Borrowing or a telephonic notice of borrowing shall be irrevocable once given and binding on the Borrowers.

(c)   Disbursements of Loan Proceeds. No later than 3:00 p.m. on the Effective Date, each Lender will make available for the account of its applicable Lending Office to the Agent at the Principal Office, in immediately available funds, the proceeds of the Loan to be made by such Lender. Subject to satisfaction of the applicable conditions set forth in Article V. for such borrowing, the Agent will make the proceeds of such Loans available to the Borrowers no later than 4:00 p.m. on the Effective Date and at the account specified by the Borrowers in the Notice of Borrowing.

Section 2.2. Rates and Payment of Interest on Loans.

(a)   Rates. The Borrowers promise to pay to the Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

(i)   during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time) plus the Applicable Margin; and

(ii)   during such periods as such Loan is a LIBOR Loan, at Adjusted LIBOR for such Loan for the Interest Period therefor plus the Applicable Margin.

Notwithstanding the foregoing, during the continuance of an Event of Default, the Borrowers shall pay to the Agent for the account of each Lender interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender and on any other amount payable by the Borrowers hereunder or under the Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

(b)   Payment of Interest. Accrued and unpaid interest on each Loan shall be payable (i) in the case of a Base Rate Loan, monthly in arrears on the first day of each calendar month, (ii) in the case of a LIBOR Loan, in arrears on the last day of each Interest Period therefor and (iii) in the case of any Loan, in arrears upon the payment, prepayment or Continuation thereof or the Conversion of such Loan to a Loan of another Type (but only on the principal amount so paid, prepaid, Continued or Converted). Interest payable at the Post-Default Rate shall be payable from time to time on demand. Promptly after the determination of any interest rate provided for herein or any change therein, the Agent shall give notice thereof to the Lenders to which such interest is payable and to the Borrowers. All determinations by the Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrowers for all purposes, absent manifest error.

Section 2.3. Number of Interest Periods.

There may be no more than 3 different Interest Periods for LIBOR Loans outstanding at the same time.

-13-

Section 2.4. Repayment of Loans.

The Borrowers shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Loans on the Termination Date.

Section 2.5. Prepayments.

Subject to Section 4.4., the Borrowers may prepay any Loan at any time without premium or penalty. The Borrowers shall give the Agent at least one Business Day’s prior written notice of the prepayment of any Loan.

Section 2.6. Continuation.

So long as no Event of Default shall exist, the Borrowers may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan. Each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrowers’ giving to the Agent a Notice of Continuation not later than 11:00 a.m. on the third Business Day prior to the date of any such Continuation. Such notice by the Borrowers of a Continuation shall be by telephone or telecopy, confirmed immediately in writing if by telephone, in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loans and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrowers once given. Promptly after receipt of a Notice of Continuation, the Agent shall notify each Lender by telecopy, or other similar form of transmission, of the proposed Continuation. If the Borrowers shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, or if an Event of Default shall exist, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.7. or the Borrowers’ failure to comply with any of the terms of such Section.

Section 2.7. Conversion.

The Borrowers may on any Business Day, upon the Borrowers’ giving of a Notice of Conversion to the Agent, Convert all or a portion of a Loan of one Type into a Loan of another Type; provided, however, a Base Rate Loan may not be Converted to a LIBOR Loan if an Event of Default shall exist. Any Conversion of a LIBOR Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Loan and, upon Conversion of a Base Rate Loan into a LIBOR Loan, the Borrowers shall pay accrued interest to the date of Conversion on the principal amount so Converted. Each such Notice of Conversion shall be given not later than 11:00 a.m. on the Business Day prior to the date of any proposed Conversion into Base Rate Loans and on the third Business Day prior to the date of any proposed Conversion into LIBOR Loans. Promptly after receipt of a Notice of Conversion, the Agent shall notify each Lender by telecopy, or other similar form of transmission, of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telephone (confirmed immediately in writing) or telecopy in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrowers once given.

-14-

Section 2.8. Notes.

(a)   Note. The Loan made by each Lender shall, in addition to this Agreement, also be evidenced by a promissory note of the Borrowers substantially in the form of Exhibit H (each a “Note”), payable to the order of such Lender in a principal amount equal to the amount of its Commitment as originally in effect and otherwise duly completed.

(b)   Records. The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of the Loan made by each Lender to the Borrowers, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrowers, absent manifest error; provided, however, that the failure of a Lender to make any such record shall not affect the obligations of the Borrowers under any of the Loan Documents.

Section 2.9. Joint and Several Liability.

(a)   The obligations of the Borrowers hereunder and under the other Loan Documents to which any Borrower is a party shall be joint and several, and accordingly, each Borrower confirms that it is liable for the full amount of the “Obligations,” regardless of whether incurred by such Borrower or any other Borrower, and all of the other obligations and liabilities of the other Borrowers hereunder and under the other Loan Documents.

(b)   Each of the Borrowers represents and warrants to the Agent and the Lenders that the Borrowers, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Lenders through their collective efforts.

(c)   None of the Lenders or the Agent shall be obligated or required before enforcing any Loan Document against a Borrower: (a)  to pursue any right or remedy any of them may have against any other Borrower, either Guarantor or any other Person or commence any suit or other proceeding against any other Borrower, either Guarantor or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of any other Borrower, either Guarantor or any other Person; or (c) to make demand of any other Borrower, either Guarantor or any other Person or to enforce or seek to enforce or realize upon any collateral security held by the Lenders or the Agent which may secure any of the Obligations.

(d)   The Lenders and the Agent may, at any time and from time to time, without the consent of, or notice to, a Borrower, and without discharging such Borrower from its obligations hereunder, take any of the following actions: (i) amend, modify, alter or supplement the terms of any of the Obligations of any other Borrower, including, but not limited to, extending or shortening the time of payment of any such Obligations or changing the interest rate that may accrue on any of such Obligations; (ii) sell, exchange, release or otherwise deal with all, or any part, of any collateral securing any of the Obligations and in which any other Borrower has rights; (iii) release any other Borrower, either Guarantor or any other Person liable in any manner for the payment or collection of the Obligations; (iv) exercise, or refrain from exercising, any rights against any other Borrower, either Guarantor or any other Person; and (v) apply any sum, by whomsoever paid or however realized, to the Obligations in such order as the Lenders shall elect.

(e)   It is the intent of each Borrower, the Agent and the Lenders that in any proceeding of the types described in Sections 10.1.(f) or 10.1.(g), a Borrower’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Borrower hereunder (or any other obligations of such Borrower to the Agent and the Lenders) to be avoidable or

-15-

unenforceable against such Borrower in such proceeding as a result of Applicable Law, including without limitation, (i) Section 548 of the Bankruptcy Code and (ii) any state fraudulent transfer or fraudulent conveyance act or statute applied in such proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise. The Applicable Laws under which the possible avoidance or unenforceability of the obligations of such Borrower hereunder (or any other obligations of such Borrower to the Agent and the Lenders) shall be determined in any such proceeding are referred to as the “Avoidance Provisions”. Accordingly, to the extent that the obligations of any Borrower hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Obligations for which such Borrower shall be liable hereunder shall be reduced to that amount which, as of the time any of the Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of such Borrower hereunder (or any other obligations of such Borrower to the Agent and the Lenders), to be subject to avoidance under the Avoidance Provisions. This subsection is intended solely to preserve the rights of the Agent and the Lenders hereunder to the maximum extent that would not cause the obligations of any Borrower hereunder to be subject to avoidance under the Avoidance Provisions, and no Borrower or any other Person shall have any right or claim under this Section as against the Agent and the Lenders that would not otherwise be available to such Person under the Avoidance Provisions.

(f)   Each Borrower assumes all responsibility for being and keeping itself informed of the financial condition of the other Borrowers and the Guarantors, and of all other circumstances bearing upon the risk of nonpayment of any of the Obligations and the nature, scope and extent of the risks that such Borrower assumes and incurs hereunder, and agrees that none of the Agent or the Lenders shall have any duty whatsoever to advise any Borrower of information regarding such circumstances or risks.

Section 2.10. Borrower Representative.

Each of the Borrowers hereby appoints the Borrower Representative to act as its exclusive agent for all purposes under the Loan Documents (including, without limitation, with respect to all matters related to the borrowing and repayment of Loans as described in Articles II. and III.). Each of the Borrowers acknowledges and agrees that (a) the Borrower Representative may execute such documents on behalf of any of the Borrowers as the Borrower Representative deems appropriate in its sole discretion and each Borrower shall be bound by and obligated by all of the terms of any such document executed by the Borrower Representative on its behalf, (b) any notice or other communication delivered by the Agent or any Lender hereunder to the Borrower Representative shall be deemed to have been delivered to each of the Borrowers and (c) the Agent and each of the Lenders shall accept (and shall be permitted to rely on) any document or agreement executed by the Borrower Representative on behalf of the Borrowers (or any of them). The Borrowers must act through the Borrower Representative for all purposes under this Agreement and the other Loan Documents. Notwithstanding anything contained herein to the contrary, to the extent any provision in this Agreement requires any Borrower to interact in any manner with the Agent or the Lenders, such Borrower shall do so through the Borrower Representative.

Section 2.11. Pay Down Provision

If the outstanding principal balance of the Loans exceeds $80,000,000 on January 24, 2005, the Borrowers shall deliver to the Agent each of the following, in form and substance satisfactory to the Agent:

(1)   No later than 10 calendar days following such date:

(a)   Security Deeds executed by the Borrowers granting to the Agent for the benefit of the Lenders first-priority Liens in the Acquisition Property owned by any of the Borrowers as of the date of such grant;

-16-

(b)   Assignments of Leases and Rents executed by the Borrowers granting to the Agent for the benefit of the Lenders first-priority Liens in all of the rents from, and leases of, the Acquisition Property owned by any of the Borrowers as of the date of such grant;

(c)   an environmental indemnity agreement executed by the Borrowers in favor of the Agent and the Lenders;

(d)   if requested by the Agent, collateral assignments of all Material Contracts, and any other rights or benefits of the Acquisition Property owned by any of the Borrowers as of the date of such assignment, relating to the use, occupancy, operation, maintenance, enjoyment or ownership of any of such Acquisition Property;

(e)   an ALTA 1992 Form mortgagee’s Policy of Title Insurance (with deletion of the creditor’s rights exclusion and deletion of the mandatory arbitration provision) or other form acceptable to the Agent in favor of the Agent for the benefit of the Lenders with respect to the Acquisition Property owned by any of the Borrowers, including endorsements with respect to such items of coverage as the Agent may request (and which endorsements are available in the State of California), in a coverage amount equal to no less than the outstanding principal balance of the Loans, issued by a title insurance company acceptable to the Agent and with coinsurance or reinsurance (with direct access agreements) with title insurance companies acceptable to the Agent, showing the fee simple title to the land and improvements comprising such portion of the Acquisition Property as vested in the Borrowers, and insuring that the Liens granted by such Security Deeds are valid first priority Liens against the applicable portion of the Acquisition Property, subject only to such restrictions, encumbrances, easements and reservations as are acceptable to the Agent;

(f)   copies of all documents of record reflected in Schedule B of such Policy of Title Insurance;

(g)   a current or currently certified survey of the Acquisition Property owned by any of the Borrowers certified to the Agent and the Lenders by a surveyor licensed in the jurisdiction where such Acquisition Property is located to have been prepared in accordance with the then effective Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, and if not adequately covered by the survey certification, a certificate from a licensed engineer or other professional satisfactory to the Agent that such portion of the Acquisition Property is not located in a Special Flood Hazard Area as defined by the Federal Insurance Administration;

(h)   current updates of the UCC, tax, judgment and lien search reports provided pursuant to Section 5.1.(a)(xi);

(i)   an opinion of counsel admitted to practice law in the jurisdiction in which the Acquisition Property is located and acceptable to the Agent, addressed to the Agent and each Lender covering such legal matters relating to the transactions contemplated hereby as the Agent may reasonably request, including without limitation, the enforceability of the Security Deeds;

(j)   evidence that the insurance required for the Acquisition Property owned by any of the Borrowers under the Loan Documents is then in effect; and

-17-

(k)   such other due diligence materials, instruments, documents, agreements, financing statements, certificates, opinions and other Security Documents as the Agent may reasonably request; and

(2)   No later than 30 days following such date:

(a)   estoppel certificates from each tenant leasing any of the Acquisition Property then owned by any Borrower as may be requested by the Agent and which the Borrowers may obtain using their best efforts;

(b)   a subordination, nondisturbance and attornment agreement from each tenant leasing any of the Acquisition Property then owned by any Borrower as may be requested by the Agent and which the Borrowers may obtain using their best efforts; and

(c)   an M.A.I. appraisal of the Acquisition Property then owned by any Borrower prepared as of a recent date by a professional appraiser acceptable to the Agent, having at least the minimum qualifications required under Applicable Law governing the Agent and the Lenders, including the Financial Institution Recovery, Reform and Enforcement Act of 1989, as amended, and determining the “as is” market value of such portion of the Acquisition Property as between a willing buyer and a willing seller.

Section 2.12. Release Provisions.

From time to time the Borrower may request, upon not less than 15 days prior written notice to the Agent, that an Identified Portion then subject to a Negative Pledge Agreement or Security Deed be released from such Loan Document and the other Security Documents applicable thereto, which release (the “Release”) shall be effected by the Agent if all of the following conditions are satisfied as of the date of such Release:

(a)   the Borrowers shall have repaid the outstanding principal balance of the Loans by an amount at lease equal to (i) the Release Price, if any, for such Identified Portion plus (ii) the aggregate Release Prices, if any, for all Identified Portions already the subject of a Release under this Section;

(b)   the Borrowers shall have delivered to the Agent all documents and instruments reasonably requested by the Agent in connection with such Release including, without limitation, the quitclaim deeds, amendments to UCC financing statements and other instruments to be used to effect such Release;

(c)   no Default or Event of Default has occurred and is then continuing or will occur after giving effect to such Release; and

(d)   the representations and warranties made or deemed made by the Borrowers and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects on and as of the date of such Release with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents.

In connection with any release of any portion of the Residential Property (as defined on Schedule 1.1.(A)), the Agent (x) shall only release such portion, (y) shall not be required to release its

-18-

Lien in the Bosa Contract granted under the Bosa Collateral Assignment until all of the Residential Property which is subject to purchase rights under the Bosa Contract has been released from the Agent’s Lien in the Residential Property in accordance with the terms of the Loan Documents and (z) if following such Release a Borrower would no longer have any interest in any portion of the Acquisition Property, such Borrower shall be released as a “Borrower” hereunder and the Agent shall execute and deliver to such Borrower, and at the Borrowers cost and expense, such documents of release as such Borrower may reasonably request.

Section 2.13. Extension of Termination Date.

The Borrowers shall have the right, exercisable one time, to extend the Termination Date by one year. The Borrowers may exercise such right only by executing and delivering to the Agent at least 60 days but not more than 90 days prior to the current Termination Date, a written request for such extension (an “Extension Request”). The Agent shall forward to each Lender a copy of the Extension Request delivered to the Agent promptly upon receipt thereof. Subject to satisfaction of the following conditions, the Termination Date shall be extended for one year: (a) immediately prior to such extension and immediately after giving effect thereto, (i) no Default or Event of Default shall exist and (ii) the representations and warranties made or deemed made by the Borrowers and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects on and as of the date of such extension with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents and (b) the Borrowers shall have paid the Fees payable under Section 3.6.(a).

Article III. Payments, Fees and Other General Provisions

Section 3.1. Payments.

Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrowers under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Agent at its Principal Office, not later than 2:00 p.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Section 10.3., the Borrowers may, at the time of making each payment under this Agreement or any Note, specify to the Agent the amounts payable by the Borrowers hereunder to which such payment is to be applied. Each payment received by the Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender at the applicable Lending Office of such Lender no later than 5:00 p.m. on the date of receipt. If the Agent fails to pay such amount to a Lender as provided in the previous sentence, the Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for the period of such extension.

Section 3.2. Pro Rata Treatment.

Except to the extent otherwise provided herein: (a) the borrowing of Loans from the Lenders under Section 2.1.(a) shall be made from the Lenders, and each payment of the Fees under Section 3.6.(a) shall be made for the account of the Lenders, pro rata according to the amounts of their respective Commitments; (b) each payment or prepayment of principal of Loans by the Borrowers shall be made for

-19-

the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; (c) each payment of interest on Loans by the Borrowers shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders; and (d) the Conversion and Continuation of Loans of a particular Type (other than Conversions provided for by Section 4.5.) shall be made pro rata among the Lenders according to the amounts of their respective Loans and the then current Interest Period for each Lender’s portion of each Loan of such Type shall be coterminous.

Section 3.3. Sharing of Payments, Etc.

If a Lender shall obtain payment of any principal of, or interest on, any Loan or shall obtain payment on any other Obligation through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by the Borrowers to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders pro rata in accordance with Section 3.2. or Section 10.3., as applicable, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with Section 3.2. or Section 10.3., as applicable. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrowers agree that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrowers.

Section 3.4. Several Obligations.

No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5. Minimum Amounts.

(a)   Borrowings and Conversions. Each borrowing of Base Rate Loans shall be in an aggregate minimum amount of $1,000,000. Each borrowing and each Conversion of LIBOR Loans shall be in an aggregate minimum amount of $5,000,000.

(b)   Prepayments. Except with respect to prepayments made with respect to portions of the Acquisition Property identified in Schedule 1.1.(C), each voluntary prepayment of Loans shall be in an aggregate minimum amount of $500,000 and integral multiples of $500,000 in excess thereof (or, if less, the aggregate principal amount of Loans then outstanding).

-20-

Section 3.6. Fees.

(a)   Extension Fee. If the Borrowers exercise their right to extend the Termination Date in accordance with Section 2.13., the Borrowers agree to pay to the Agent for the account of each Lender a fee equal to one-quarter of one percent (0.25%) of the amount of such Lender’s Commitment at the time of such extension. Such fee shall be payable in full as a condition to the effectiveness of such extension.

(b)   Administrative and Other Fees. The Borrowers agree to pay the administrative and other fees of the Agent as may be agreed to in writing by the Borrowers and the Agent from time to time.

Section 3.7. Computations.

Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 365 or 366 days, as applicable, and the actual number of days elapsed; provided, however, any accrued interest on any LIBOR Loan shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

Section 3.8. Usury.

In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrowers or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrowers shall notify the respective Lender in writing that the Borrowers elect to have such excess sum returned to them forthwith. It is the express intent of the parties hereto that the Borrowers not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrowers under Applicable Law.

Section 3.9. Agreement Regarding Interest and Charges.

The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrowers for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.2.(a)(i) and (ii). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, closing fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Agent or any Lender to third parties or for damages incurred by the Agent or any Lender, in each case in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.10. Statements of Account.

The Agent will account to the Borrowers monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Agent shall be deemed conclusive upon the Borrowers absent manifest error. The failure of the Agent to deliver such a statement of accounts shall not relieve or discharge the Borrowers from any of their obligations hereunder.

-21-

Section 3.11. Defaulting Lenders.

If for any reason any Lender (a “Defaulting Lender”) shall fail or refuse to perform any of its obligations under this Agreement or any other Loan Document to which it is a party within the time period specified for performance of such obligation or, if no time period is specified, if such failure or refusal continues for a period of two Business Days after notice from the Agent, then, in addition to the rights and remedies that may be available to the Agent or the Borrowers under this Agreement or Applicable Law, such Defaulting Lender’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Agent or to be taken into account in the calculation of the Requisite Lenders, shall be suspended during the pendency of such failure or refusal. If a Lender is a Defaulting Lender because it has failed to make timely payment to the Agent of any amount required to be paid to the Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Agent or the Borrowers may have under the immediately preceding provisions or otherwise, the Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Agent in respect of a Defaulting Lender’s Loans shall not be paid to such Defaulting Lender and shall be held uninvested by the Agent and either applied against the purchase price of such Loans under the following subsection (b) or paid to such Defaulting Lender upon the Defaulting Lender’s curing of its default.

Section 3.12. Taxes.

(a)   Taxes Generally. All payments by the Borrowers of principal of, and interest on, the Loans and all other Obligations shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (i) franchise taxes, (ii) any taxes imposed on or measured by any Lender’s assets, net income, receipts or branch profits, (iii) any taxes (other than withholding taxes) with respect to the Agent or a Lender that would not be imposed but for a connection between the Agent or such Lender and the jurisdiction imposing such taxes (other than a connection arising solely by virtue of the activities of the Agent or such Lender pursuant to or in respect of this Agreement or any other Loan Document), and (iv) any taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges to the extent imposed as a result of the failure of the Agent or a Lender, as applicable, to provide and keep current (to the extent legally able) any certificates, documents or other evidence required to qualify for an exemption from, or reduced rate of, any such taxes fees, duties, levies, imposts, charges, deductions, withholdings or other charges or required by the immediately following subsection (c) to be furnished by the Agent or such Lender, as applicable (such non-excluded items being collectively called “Taxes”). If any withholding or deduction from any payment to be made by the Borrowers hereunder is required in respect of any Taxes pursuant to any Applicable Law, then the Borrowers will:

(i)   pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted;

(ii)   promptly, and in any event within 30 days after the date of any payment of such taxes, forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such Governmental Authority; and

-22-

(iii)   pay to the Agent for its account or the account of the applicable Lender, as the case may be, such additional amount or amounts as is necessary to ensure that the net amount actually received by the Agent or such Lender will equal the full amount that the Agent or such Lender would have received had no such withholding or deduction been required.

(b)   Tax Indemnification. If the Borrowers fail to pay any Taxes when due to the appropriate Governmental Authority or fail to remit to the Agent, for its account or the account of the respective Lender, as the case may be, the required receipts or other required documentary evidence, the Borrowers shall indemnify the Agent and the Lenders for any incremental Taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure. For purposes of this Section, a distribution hereunder by the Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrowers.

(c)   Tax Forms. Prior to the date that any Lender organized under the laws of a jurisdiction outside the United States of America becomes a party hereto or, in the case of a Participant organized under the laws of a jurisdiction outside the United States of America, on or before the date on which such Participant purchases the related participation, such Person shall deliver to the Borrowers and the Agent such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto (including two copies of Internal Revenue Service Forms W-8ECI or W-8BEN, as applicable, or appropriate successor forms or, in the case of a Lender or Participant organized under the laws of a jurisdiction outside the United States of America claiming exemption from United States federal withholding tax under section 881(c) of the Internal Revenue Code, a certificate to the effect that such Lender or Participant is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of any of the Borrowers within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code and duly completed copies of Internal Revenue Service Form W-8BEN, or appropriate successor forms), properly completed, currently effective and duly executed by such Lender or Participant establishing that payments to it hereunder and under the Notes are (i) not subject to United States Federal backup withholding tax and (ii) not subject to United States Federal withholding tax imposed under the Internal Revenue Code. Each such Lender or Participant shall, to the extent it may lawfully do so, (x) deliver further copies of such forms or other appropriate certifications on or before the date that any such forms expire or become obsolete and after the occurrence of any event requiring a change in the most recent form delivered to the Borrowers or the Agent or at such other times as may be reasonably requested by the Borrowers or the Agent and (y) obtain such extensions of the time for filing and renew such forms and certifications thereof, as may be reasonably requested by the Borrowers or the Agent. The Borrowers shall not be required to pay any amount pursuant to the last sentence of subsection (a) or (b) above to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America or the Agent, if it is organized under the laws of a jurisdiction outside of the United States of America, if such Lender or Participant, as applicable, fails to comply with the requirements of this subsection or, in the case of the Agent, if the Agent fails to comply with the requirements of this subsection as if it were a Lender. If any such Lender or Participant, to the extent it may lawfully do so, fails to deliver the above forms or other documentation, then the Agent may withhold from any payments to be made to such Lender under any of the Loan Documents such amounts as are required by the Internal Revenue Code. If any Governmental Authority asserts that the Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, and costs and expenses (including all reasonable fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel) of the Agent. The obligation of the Lenders under this Section shall survive the repayment of all

-23-

Obligations and the resignation or replacement of the Agent. Notwithstanding anything to the contrary in this Agreement, a Participant shall not be entitled to receive any greater payment under this Section than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.

(d)   If and to the extent that any Lender is able, in its sole opinion, to apply or otherwise take advantage of any offsetting tax credit or other similar tax benefit arising out of or in conjunction with any deduction or withholding which gives rise to an obligation on the Borrowers to pay any Taxes pursuant to this Section then such Lender shall, to the extent that in its sole opinion it can do so without prejudice to the retention of the amount of such credit or benefit and without any other adverse tax consequences for such Lender, reimburse to the Borrowers at such time as such tax credit or benefit shall have actually been received by such Lender such amount as such Lender shall, in its sole opinion, have determined to be attributable to the relevant deduction or withholding and as will leave such Lender in no better or worse position than it would have been in if the payment of such Taxes had not been required.

(e)   Nothing in this Section shall oblige any Lender to disclose to the Borrowers or any other Person any information regarding its tax affairs or tax computations or interfere with the right of any Lender to arrange its tax affairs in whatever manner it thinks fit and, in particular, no Lender shall be under any obligation to claim relief from its corporate profits or similar tax liability in credits or deductions available to it and, if it does claim, the extent, order and manner in which it does so shall be at its absolute discretion.

Article IV. Yield Protection, Etc.

Section 4.1. Additional Costs; Capital Adequacy.

(a)   Additional Costs. The Borrowers shall promptly pay to the Agent for the account of a Lender from time to time such amounts as such Lender may reasonably determine to be necessary to compensate such Lender for any costs incurred by such Lender that it determines are attributable to its making or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or such obligation or the maintenance by such Lender of capital in respect of its Loans (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), to the extent resulting from any Regulatory Change that: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans (other than taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges which are excluded from the definition of Taxes pursuant to the first sentence of Section 3.12.(a)); or (ii) imposes or modifies any reserve, special deposit or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other reserve requirement to the extent utilized in the determination of Adjusted LIBOR for such Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender, or any commitment of such Lender (including, without limitation, any commitment of such Lender hereunder); or (iii) has or would have the effect of reducing the rate of return on capital of such Lender to a level below that which such Lender could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies with respect to capital adequacy).

(b)   Lender’s Suspension of LIBOR Loans. Without limiting the effect of the provisions of the immediately preceding subsection (a), if, by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of

-24-

credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrowers (with a copy to the Agent), the obligation of such Lender to Continue, or to Convert any other Type of Loans into, LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 4.5. shall apply).

(c)   Notification and Determination of Additional Costs. Each of the Agent and each Lender agrees to notify the Borrowers of any event occurring after the Agreement Date entitling the Agent or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, the failure of the Agent or any Lender to give such notice shall not release the Borrowers from any of their obligations hereunder (and in the case of a Lender, to the Agent). The Agent or such Lender agrees to furnish to the Borrowers (and in the case of a Lender, to the Agent) a certificate setting forth in reasonable detail the basis and amount of each request by the Agent or such Lender for compensation under this Section. Absent manifest error, determinations by the Agent or any Lender of the effect of any Regulatory Change shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

Section 4.2. Suspension of LIBOR Loans.

Anything herein to the contrary notwithstanding, if, on or prior to the determination of Adjusted LIBOR for any Interest Period:

(a)   the Agent reasonably determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining Adjusted LIBOR for such Interest Period, or

(b)   the Agent reasonably determines (which determination shall be conclusive) that Adjusted LIBOR will not adequately and fairly reflect the cost to the Lenders of making or maintaining LIBOR Loans for such Interest Period;

then the Agent shall give the Borrowers and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrowers shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either repay such Loan or Convert such Loan into a Base Rate Loan.

Section 4.3. Illegality.

Notwithstanding any other provision of this Agreement, if any Lender shall reasonably determine (which determination shall be conclusive and binding) that it has become unlawful for such Lender to honor its obligation to maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrowers thereof (with a copy to the Agent) and such Lender’s obligation to Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended until such time as such Lender may again maintain LIBOR Loans (in which case the provisions of Section 4.5. shall be applicable).

Section 4.4. Compensation.

The Borrowers shall pay to the Agent for the account of each Lender, upon the request of such Lender through the Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense that such Lender reasonably determines is attributable to:

-25-

(a)   any payment or prepayment (whether mandatory or optional) of a LIBOR Loan, or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or

(b)   any failure by the Borrowers for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Article V. to be satisfied) to borrow a LIBOR Loan from such Lender on the requested date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.

Upon the Borrowers’ request, any Lender requesting compensation under this Section shall provide the Borrowers with a statement setting forth in reasonable detail the basis for requesting such compensation and the method for determining the amount thereof. Absent manifest error, determinations by any Lender in any such statement shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

Section 4.5. Treatment of Affected Loans.

If the obligation of any Lender to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1.(b) or 4.3., then such Lender’s LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 4.1.(b) or 4.3., on such earlier date as such Lender may specify to the Borrowers with a copy to the Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 4.1. or 4.3. that gave rise to such Conversion no longer exist:

(a)   to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and

(b)   all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.

If such Lender gives notice to the Borrowers (with a copy to the Agent) that the circumstances specified in Section 4.1. or 4.3. that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitment Percentages.

Section 4.6. Change of Lending Office.

Each Lender agrees that it will use reasonable efforts to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.12., 4.1. or 4.3. to reduce the liability of the Borrowers or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion,

-26-

except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.

Section 4.7. Assumptions Concerning Funding of LIBOR Loans.

Calculation of all amounts payable to a Lender under this Article IV. shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article IV.

Article V. Conditions Precedent

Section 5.1. Initial Conditions Precedent.

The obligation of the Lenders to make the first Loans hereunder is subject to the following conditions precedent:

(a)   The Agent shall have received each of the following, in form and substance satisfactory to the Agent:

(i)   counterparts of this Agreement executed by each of the parties hereto;

(ii)   Notes executed by the Borrowers, payable to each Lender and complying with the applicable provisions of Section 2.8.;

(iii)   the Parent Guaranty executed by each Guarantor;

(iv)   the Negative Pledge Agreements executed by the Borrowers, together with UCC financing statements naming the Borrowers as “debtor,” the Agent as “secured party” to be filed in such jurisdictions as the Agent may deem appropriate in connection with the Negative Pledge Agreement;

(v)   one or more opinions of counsel to the Loan Parties, addressed to the Agent and the Lenders, collectively addressing the matters set forth in Exhibit I;

(vi)   the articles of incorporation, articles of organization, certificate of limited partnership or other comparable organizational instrument (if any) of each Loan Party certified as of a recent date by the Secretary of State of the state of formation of such Loan Party;

(vii)   a certificate of good standing or certificate of similar meaning with respect to each Loan Party issued as of a recent date by the Secretary of State of the state of formation of each such Loan Party, in case of the Borrowers, and certificates of qualification to transact business or other comparable certificates issued by the Secretary of State (and any state department of taxation, as applicable) of the State of California;

(viii)   a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrowers, and the officers of the Borrower

-27-

Representative then authorized to deliver Notices of Borrowing, Notices of Continuation and Notices of Conversion;

(ix)   copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (i) the by-laws of such Loan Party, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (ii) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

(x)   a copy of the Purchase Agreements and the Bosa Contract, certified and true, correct and complete by a senior officer of the Borrower Representative;

(xi)   the Bosa Collateral Assignment executed by the Borrowers;

(xii)   UCC, tax, judgment and lien search reports with respect to the Borrowers in all necessary or appropriate jurisdictions and under all legal and appropriate trade names indicating that there are no Liens of record on the Acquisition Property, the Bosa Contract or any of the other assets of the Borrowers other than Permitted Liens or Liens to be terminated prior to the Borrower’s acquisition of the Acquisition Property;

(xiii)   a copy of the title pro forma pursuant to which ALTA Owner’s Policies of Title Insurance relating to the Acquisition Property will be issued showing fee simple title being vested (subject to satisfaction of conditions acceptable to the Agent) in the Borrowers and all matters of record;

(xiv)   copies of all documents of record reflected in Schedule B of such pro formas;

(xv)   a current survey of the Acquisition Property certified by a surveyor licensed in the jurisdiction where the Acquisition Property is located to have been prepared in accordance with the then effective Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, and if not adequately covered by the survey certification, evidence that the Acquisition Property is not located in a Special Flood Hazard Area as defined by the Federal Insurance Administration;

(xvi)   a “Phase I” environmental assessment of the Acquisition Property not more than 12 months old prepared by an environmental engineering firm acceptable to the Agent, upon which the Agent and the Lenders are entitled to rely, and any additional environmental studies or assessments available to a Borrower performed with respect to the Acquisition Property;

(xvii)   an escrow instructions closing letter among the Agent, the Borrowers and the title insurance company regarding the consummation of the transactions contemplated by the Purchase Agreements;

(xviii)   the Fees then due and payable under Section 3.6., and any other Fees payable to the Agent and the Lenders on or prior to the Effective Date;

(xix)   a copy of the fully-executed limited waiver letter relating to the OP Credit Agreement entered into in connection with this Agreement; and

-28-

(xx)   such other documents, agreements and instruments as the Agent on behalf of the Lenders may reasonably request; and

(b)   In the good faith judgment of the Agent and the Lenders:

(i)   There shall not have occurred or become known to the Agent or any of the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Borrowers or the Guarantors delivered to the Agent and the Lenders prior to the Agreement Date that has had or could reasonably be expected to result in a Material Adverse Effect;

(ii)   No litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (1) result in a Material Adverse Effect or (2) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of any Loan Party to fulfill its obligations under the Loan Documents to which it is a party;

(iii)   The Loan Parties shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (1) any Applicable Law or (2) any agreement, document or instrument to which any Loan Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which would not reasonably be likely to (A) have a Material Adverse Effect, or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of any Loan Party to fulfill its obligations under the Loan Documents to which it is a party; and

(iv)   There shall not have occurred or exist any other material disruption of financial or capital markets that could reasonably be expected to materially and adversely affect the transactions contemplated by the Loan Documents.

Section 5.2. Conditions Precedent to All Loans.

The obligations of the Lenders to make any Loans are all subject to the further condition precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such Loan or would exist immediately after giving effect thereto; and (b) the representations and warranties made or deemed made by each Loan Party in the Loan Documents to which it is a party, shall be true and correct in all material respects on and as of the date of the making of such Loan with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents. In addition, upon the making of the Loans, the Borrowers shall be deemed to have represented to the Agent and the Lenders that (except to the extent waived in writing by the Agent and the Lenders) all conditions to the making of the Loans contained in Article V. have been satisfied.

Section 5.3. Post-Closing Deliveries.

The Borrowers shall deliver to the Agent all of the following:

-29-

(a)   no later than August 23, 2004, an acknowledgment from Bosa regarding the Bosa Collateral Assignment, which shall be in form and substance reasonably satisfactory to the Agent and which the Borrowers may obtain using their best efforts;

(b)   no later than August 23, 2004, copies of each Material Contract to which a Borrower is a party, certified by the Borrower Representative to be true, correct and complete copies thereof;

(c)   no later than July 30, 2004, a copy of the executed assignment of the Bosa Contract by Park Place Development LLC to Maguire Master Development, certified by a senior office of the Borrower Representative to be a true, correct and complete copy thereof;

(d)   no later than September 6, 2004, a Phase II environmental assessment of the portion of the Acquisition Property on which the dry cleaner was located (as noted in the environmental assessment delivered pursuant to Section 5.1.(a)(xvi)) prepared by an environmental engineering firm acceptable to the Agent, upon which the Agent and the Lenders are entitled to rely and which shall be in form and substance reasonably satisfactory to the Agent (the “Phase II”); and

(e)   no later than September 6, 2004, a line and tank tightness test (or alternatively a Veeder Root tank test) not more than 12 months old with respect to underground storage tanks located on the Acquisition Property prepared by a testing firm acceptable to the Agent, upon which the Agent and the Lenders are entitled to rely and which shall be in form and substance reasonably satisfactory to the Agent (the “Tank Test”).

Article VI. Representations and Warranties

Section 6.1. Representations and Warranties.

In order to induce the Agent and each Lender to enter into this Agreement and to make Loans, the Borrowers represent and warrant to the Agent and each Lender as follows:

(a)   Organization; Power; Qualification. Each of the Loan Parties is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.

(b)   Ownership Structure. Each Borrower is a Delaware limited liability company. The Operating Partnership is the sole member and sole manager of each Borrower.

(c)   Authorization of Agreement, Etc. Each Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder. Each Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents to which any Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for

-30-

the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.

(d)   Compliance of Loan Documents with Laws, Etc. The execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which any Loan Party is a party in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to any Loan Party; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of any Loan Party, or the OP Credit Agreement, any other Loan Document (as defined in the OP Credit Agreement), any material indenture, agreement or other instrument to which any Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party.

(e)   Compliance with Law; Governmental Approvals. Each Borrower is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws (including without limitation, Environmental Laws) relating to such Borrower except for noncompliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.

(f)   Title to Properties; Liens. Each Borrower has good, marketable and legal title to (i) the portion of the Acquisition Property acquired by pursuant to the applicable Purchase Agreement and (ii) its other assets. As of the Agreement Date, there are no Liens against any the Acquisition Property or other assets of any Borrower except for Permitted Liens.

(g)   Existing Indebtedness. No Borrower is in default, and no condition exists which with the passage of time or the giving of notice or both, would constitute a default, under any Indebtedness of a Borrower.

(h)   Material Contracts. Each Borrower that is a party to any Material Contract has performed and is in compliance with all of the terms of such Material Contract, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any such Material Contract.

(i)   Litigation. There are no actions, suits, investigations or proceedings pending (nor, to the knowledge of the Borrowers, are there any actions, suits or proceedings threatened) against or in any other way relating adversely to or affecting any Borrower or any of its respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which could reasonably be expected to have a Material Adverse Effect. There are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to any Borrower which could reasonably be expected to have a Material Adverse Effect.

(j)   Taxes. All federal, state and other tax returns of each Borrower required by Applicable Law to be filed have been duly filed, and all federal, state and other taxes, assessments and other governmental charges or levies upon each Borrower and its respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment which is at the time permitted under Section 7.6. As of the Agreement Date, none of the United States income tax returns of any Borrower is under audit. All charges, accruals and reserves on the books of each Borrower in respect of any taxes or other governmental charges are in accordance with GAAP.

-31-

(k)   Financial Statements. The Borrowers has furnished to each Lender copies of (i) the audited consolidated balance sheet of the REIT Parent and its consolidated Subsidiaries for the fiscal year ending December 31, 2003, and the related audited consolidated statements of operations, cash flows and shareholders’ equity for the fiscal year ending on such dates, with the opinion thereon of KPMG LLP, and (ii) the unaudited consolidated balance sheet of the REIT Parent and its consolidated Subsidiaries for the fiscal quarter ending March 31, 2004, and the related unaudited consolidated statements of operations, cash flows and shareholders’ equity of the REIT Parent and its consolidated Subsidiaries for the fiscal quarter ending on such date. Such financial statements (including in each case related schedules and notes) are present fairly, in all material respects and in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of the applicable Persons as at their respective dates and the results of operations and the cash flow for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments).

(l)   No Material Adverse Change. Since December 31, 2003, there has been no material adverse change in the business, assets, liabilities, financial condition, or results of operations of (i) any Borrower or (ii) the REIT Parent and its Subsidiaries taken as a whole. Each of the Loan Parties is Solvent.

(m)   [Intentionally Omitted.]

(n)   Not Plan Assets; No Prohibited Transaction. None of the assets of any Loan Party constitutes “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. The execution, delivery and performance of this Agreement and the other Loan Documents, and the borrowing and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.

(o)   Absence of Defaults. No Loan Party is in default under its articles of incorporation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived, which, in any such case: (i) constitutes a Default or an Event of Default; or (ii) constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by any Loan Party under any agreement (other than this Agreement) or judgment, decree or order to which the Loan Party is a party or by which any Loan Party or any of its respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(p)   Environmental Laws. Each Borrower has obtained all Governmental Approvals which are required under Environmental Laws and is in compliance with all terms and conditions of such Governmental Approvals which the failure to obtain or to comply with could reasonably be expected to have a Material Adverse Effect. Except for any of the following matters that could not be reasonably expected to have a Material Adverse Effect, (i) the Borrowers are not aware of, and have not received notice of, any past, present, or future events, conditions, circumstances, activities, practices, incidents, actions, or plans which, with respect to any Borrower, may interfere with or prevent compliance or continued compliance with Environmental Laws, or may give rise to any common-law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study, or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling or the emission, discharge, release or threatened release into the environment, of any Hazardous Material; and (ii) there is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, notice of violation, investigation, or proceeding pending or, to the Borrowers’ knowledge after due inquiry, threatened, against any of the Borrowers, relating in any way to Environmental Laws.

-32-

(q)   Investment Company; Public Utility Holding Company. No Borrower is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, (ii) a “holding company” or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

(r)   Margin Stock. No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

(s)   Affiliate Transactions. Except as permitted by Section 9.9., no Borrower is a party to any transaction with an Affiliate.

(t)   Intellectual Property. Each Borrower owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses as now conducted and as contemplated by the Loan Documents, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person.

(u)   Business. As of the Agreement Date, the Borrowers are engaged solely in the business of owning, developing and operating the Acquisition Property, together with other business activities incidental thereto.

(v)   Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. No other similar fees or commissions will be payable by any Loan Party for any other services rendered to such Loan Party ancillary to the transactions contemplated hereby.

(w)   OP Credit Agreement Representations. The OP Credit Agreement Representations are each true and correct.

(x)   Accuracy and Completeness of Information. No written information, report or other papers or data (excluding financial projections and other forward looking statements) furnished to the Agent or any Lender by, on behalf of, or at the direction of, any Loan Party in connection with or relating in any way to this Agreement, contained any untrue statement of a fact material to the creditworthiness of any Loan Party or omitted to state a material fact necessary in order to make such statements contained therein, in light of the circumstances under which they were made, not misleading. All financial statements (including in each case all related schedules and notes) furnished to the Agent or any Lender by, on behalf of, or at the direction of, any Loan Party in connection with or relating in any way to this Agreement, present fairly, in all material respects and in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments). All financial projections and other forward looking statements prepared by or on behalf of any Loan Party that have been or may hereafter be made available to the Agent or any Lender were or will be prepared in good faith based on reasonable assumptions. As of the

-33-

Effective Date, no fact is known to the Borrowers which has had, or may in the future have (so far as the Borrowers can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 6.1.(k) or in such information, reports or other papers or data or otherwise disclosed in writing to the Agent and the Lenders.

Section 6.2. Survival of Representations and Warranties, Etc.

All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party to the Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of the Borrowers prior to the Agreement Date and delivered to the Agent or any Lender in connection with the underwriting or closing of the transactions contemplated hereby) shall constitute representations and warranties made by the Borrowers in favor of the Agent or any of the Lenders under this Agreement. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date, and the date on which any extension of the Termination Date is effectuated pursuant to Section 2.13., except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans.

Article VII. Affirmative Covenants

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.6., all of the Lenders) shall otherwise consent in the manner provided for in Section 12.6., the Borrowers shall comply with the following covenants:

Section 7.1. Preservation of Existence and Similar Matters.

Except as otherwise permitted under Section 9.5., the Borrowers shall preserve and maintain their respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.

Section 7.2. Compliance with Applicable Law.

The Borrowers shall comply with all Applicable Laws, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect.

Section 7.3. Maintenance of Property.

In addition to the requirements of any of the other Loan Documents, the Borrowers shall (a) protect and preserve all of their respective material properties, including, but not limited to, all Intellectual Property, and maintain in good repair, working order and condition all material tangible

-34-

properties, ordinary wear and tear excepted, and (b) make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such material properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 7.4. Conduct of Business.

The Borrowers shall carry on their respective businesses as described in Section 6.1.(u).

Section 7.5. Insurance.

In addition to the requirements of any of the other Loan Documents, the Borrowers shall maintain insurance (on a replacement cost basis) with financially sound and reputable insurance companies or associations against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses or as may be required by Applicable Law, and from time to time deliver to the Agent upon its request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

Section 7.6. Payment of Taxes and Claims.

Each Borrower shall pay and discharge before the same shall become delinquent (a) all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Borrower; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of the applicable Borrower as applicable, in accordance with GAAP.

Section 7.7. Visits and Inspections.

The Borrowers shall permit representatives or agents of any Lender or the Agent, from time to time after reasonable prior notice if no Event of Default shall be in existence, as often as may be reasonably requested, but only during normal business hours and at the expense of such Lender or the Agent (unless an Event of Default shall exist, in which case the exercise by the Agent or such Lender of its rights under this Section shall be at the expense of the Borrowers), as the case may be, to: (a) visit and inspect all properties of the Borrowers to the extent any such right to visit or inspect is within the control of the Borrowers; (b) inspect and make extracts from their respective books and records, including but not limited to management letters prepared by independent accountants; and (c) discuss with their officers and employees, and their independent accountants, their business, properties, condition (financial or otherwise), results of operations and performance. If requested by the Agent, the Borrowers shall execute an authorization letter addressed to their accountants authorizing the Agent or any Lender to discuss the financial affairs of the Borrowers with such accountants.

Section 7.8. Use of Proceeds.

The Borrowers shall use the proceeds of the Loans solely to finance the acquisition of the Acquisition Property pursuant to the Purchase Agreements. Not in limitation of the foregoing, no part of the proceeds of any Loan will be used for the purpose of buying or carrying “margin stock” within the

-35-

meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

Section 7.9. Environmental Matters.

The Borrowers shall comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. If any Borrower shall (a) receive notice that any violation of any Environmental Law may have been committed or is about to be committed by a Borrower, (b) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against a Borrower alleging violations of any Environmental Law or requiring a Borrower to take any action in connection with the release of Hazardous Materials or (c) receive any notice from a Governmental Authority or private party alleging that a Borrower may be liable or responsible for costs associated with a response to or cleanup of a release of Hazardous Materials or any damages caused thereby, and the matters referred to in such notices, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, the Borrowers shall provide the Agent with a copy of each such notice promptly, and in any event within 10 Business Days, after the receipt thereof by a Borrower. The Borrowers shall take promptly all actions necessary to prevent the imposition of any Liens on any of their respective material properties arising out of or related to any Environmental Laws. At their sole expense, the Borrowers will undertake (x) any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from the Acquisition Property disclosed in the Phase II which must be so removed or cleaned up in accordance with the requirements of any applicable Environmental Laws, to the reasonable satisfaction of the Agent, and in accordance with all such requirements and with orders and directives of all Governmental Authorities and (y) such remedial or other action with respect to any underground storage tanks located on the Acquisition Property as may be necessary to correct any deficiencies revealed by the Tank Test and as otherwise may be required to comply with Applicable Law.

Section 7.10. Books and Records.

Each Borrower shall maintain books and records pertaining to its respective business operations in such detail, form and scope as is consistent with good business practice and in accordance with GAAP.

Section 7.11. Further Assurances.

The Borrowers shall, at the Borrowers’ cost and expense and upon request of the Agent, execute and deliver or cause to be executed and delivered, to the Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 7.12. Certain Covenants of OP Credit Agreement.

The Operating Partnership will perform, comply with and be bound by, for the benefit of the Agent and the Lenders, each of its agreements, covenants and obligations contained in Article V of the OP Credit Agreement (other than those contained in Section 5.01(f), (j), (k), (l), (o) and (s) and Section 5.02(o)), each of which (together with the related definitions and ancillary provisions) is hereby incorporated herein by reference.

-36-

Article VIII. Information

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.6., all of the Lenders) shall otherwise consent in the manner set forth in Section 12.6., the Borrowers shall furnish to each Lender (or to the Agent if so provided below) at its Lending Office:

Section 8.1. Financial Information

As soon as available and in any event within 45 days after the end of each fiscal quarter of the Borrowers, the unaudited combined balance sheet of the Borrowers as at the end of such period and the related unaudited combined statements of income and cash flows of the Borrowers for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods, if any, of the previous fiscal year, all of which shall be certified by the chief executive officer or chief financial officer of the Borrowers, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the combined financial position of the Borrowers as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments). Together with such financial statements, the Borrowers shall deliver to the Agent, in form and detail satisfactory to the Agent: (a) rent rolls with respect to the Acquisition Property and (b) reports setting forth property sales, contracts and development with respect to the Acquisition Property and such other information as the Agent may reasonably request.

Section 8.2. Information Provided under OP Credit Agreement.

Promptly upon the delivery thereof, a copy of each notice (other than a request for a borrowing), certificate, financial statement, report and forecast and all other information delivered by (or on behalf of) the Operating Partnership, REIT Parent or any of their Subsidiaries to the Agents or the Lenders (as such terms are defined in the OP Credit Agreement) pursuant to the OP Credit Agreement, including without limitation, Section 5.03 of the OP Credit Agreement.

Section 8.3. Other Information.

(a)   Litigation. To the extent any Borrower is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, any Borrowers or any of its respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect, and prompt notice of the receipt of notice that any United States income tax returns of a Borrower is being audited;

(b)   Modification of Organizational Documents. A copy of any amendment to the articles of incorporation, bylaws, partnership agreement, operating agreement or other similar organizational documents of a Borrower within 15 Business Days after the effectiveness thereof;

(c)   Financial Condition. Prompt notice of any change in the business, assets, liabilities, financial condition, results of operations or business prospects of any Loan Party which has had or could reasonably be expected to have a Material Adverse Effect;

(d)   Default. Notice of the occurrence of any of the following promptly upon a Borrower obtaining knowledge thereof: (i) any Default or Event of Default or (ii) any event which constitutes or which with the passage of time, the giving of notice, or both, would constitute a default or event of default by a Borrower under any Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound;

-37-

(e)   Asset Sales. At least 15 calendar days prior notice of the sale, transfer or other disposition of any portion of the Acquisition Property;

(f)   Other Information. From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrowers as the Agent or any Lender may reasonably request.

Article IX. Negative Covenants

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.6., all of the Lenders) shall otherwise consent in the manner set forth in Section 12.6., the Borrowers shall comply with the following covenants:

Section 9.1. Indebtedness.

The Borrowers shall not create, incur, assume or suffer to exist any Indebtedness other than:

(a)   Indebtedness under the Loan Documents;

(b)   Indebtedness existing on the Agreement Date and described on Schedule 6.1.(g);

(c)   Nonrecourse Indebtedness secured by portions of the Acquisition Property not subject to the terms of any Negative Pledge Agreement or any Lien in favor of the Agent for the benefit of the Lenders;

(d)   Indebtedness in respect of Derivatives Contracts entered into by a Borrower which hedge against fluctuations in interest rates and which are incurred in the ordinary course of business and consistent with prudent business practice with the aggregate Derivatives Termination Value thereof not to exceed $10,000,000 at any time outstanding;

(e)   If the Borrowers have granted a Lien in the Acquisition Property as required by Section 2.11., Guaranties of the Indebtedness of the Operating Partnership under the OP Credit Agreement, such Guaranties (i) to provide that if such Lien is avoided in a bankruptcy or other proceeding of the type described in Sections 10.1.(f) or 10.1.(g), such Guaranties shall be subordinated in right of repayment to the Obligations on terms and conditions satisfactory to the Requisite Lenders and (ii) to be on the terms provided in a Guaranty Supplement (as defined in the OP Credit Agreement), or otherwise on terms and conditions reasonably satisfactory to the Agent and the Requisite Lenders; and

(f)   Other Indebtedness not otherwise permitted under this Section in an aggregate outstanding principal amount not to exceed $250,000 at any time.

Section 9.2. Investments.

The Borrowers shall not, directly or indirectly, acquire, make or purchase any Investment, or permit any Investment of such Person to be outstanding on and after the Agreement Date, other than the following:

(a)   Investments in Cash Equivalents;

-38-

(b)   Investments in Derivatives Contracts to the extent permitted under Section 9.1.(d); and

(c)   Investments in other Borrowers and in the Operating Partnership.

Section 9.3. Liens.

Except with respect to portions of the Acquisition Property released in accordance with Section 2.12., no Borrower shall create, assume, incur or permit to exist any Lien upon any of its properties, assets, income or profits of any character whether now owned or hereafter acquired, other than (a) Permitted Liens and (b) Liens securing Nonrecourse Indebtedness permitted under Section 9.1.(c).

Section 9.4. Negative Pledges.

Except with respect to portions of the Acquisition Property released in accordance with Section 2.12., no Borrower shall enter into, assume or otherwise be bound by any Negative Pledge other than: (a) the Negative Pledge Agreements, (b) a Negative Pledge contained in any agreement (i) evidencing Nonrecourse Indebtedness permitted under Section 9.1.(c). and (ii) which prohibits the creation of any other Lien on only the property securing such Nonrecourse Indebtedness as of the date such agreement was entered into and (c) to the extent any Borrower becomes a Loan Party (as defined in the OP Credit Agreement), the Negative Pledge provided for under the OP Credit Agreement.

Section 9.5. Merger, Consolidation, Sales of Assets, Etc.

No Borrower shall: (i) enter into any transaction of merger or consolidation; (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); or (iii) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, any of its assets, whether now owned or hereafter acquired; provided, however, that:

(a)   a Borrower may merge with another Borrower;

(b)   the Borrowers may sell, transfer or otherwise convey assets among themselves and to the Operating Partnership except that the Borrowers may not sell, transfer or otherwise convey to the Operating Partnership (i) any of the Acquisition Property subject to the Negative Pledge Agreement or (ii) any of the Borrowers’ right, title or interest in any property subject to the Bosa Collateral Assignment;

(c)   a Borrower may lease and sublease its respective assets, as lessor, in the ordinary course of its business; and

(d)   a Borrower may sell, transfer or otherwise convey its assets subject to satisfaction of the applicable requirements of Section 2.12.

Section 9.6. Fiscal Year.

No Borrower shall change its fiscal year from that in effect as of the Agreement Date.

Section 9.7. Modifications to Material Contracts.

The Borrowers shall not enter into any amendment or modification to any Material Contract which could reasonably be expected to have a Material Adverse Effect.

-39-

Section 9.8. Modifications of Organizational Documents.

No Borrower shall amend, supplement, restate or otherwise modify its articles or certificate of incorporation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document if such amendment, supplement, restatement or other modification could reasonably be expected to have a Material Adverse Effect.

Section 9.9. Transactions with Affiliates.

No Borrower shall permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than a Loan Party), except transactions expressly permitted by this Agreement and in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrowers and upon fair and reasonable terms which are no less favorable to the Borrowers or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

Section 9.10. ERISA.

No Borrower shall permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. No Borrower will take (or fail to take) any action which would cause any portion of the representation contained in Section 6.1.(m) to be incorrect or misleading in any material respect.

Section 9.11. Bosa Contract

No Borrower will amend or otherwise modify in any material adverse respect any of the terms of the Bosa Contract, or terminate the Bosa Contract except in connection with a default by Bosa giving rise to a termination right of a Borrower thereunder, in either case without the prior written consent of the Agent, which consent will not be unreasonably withheld, conditioned or delayed. The Borrowers shall promptly deliver to the Agent a copy of any notice of default or other written communication regarding any material matter given by Bosa to a Borrower or by a Borrower to Bosa Company under or in connection with the Bosa Contract.

Article X. Default

Section 10.1. Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a)   Default in Payment of Principal. The Borrowers shall fail to pay when due (whether upon demand, at maturity, by reason of acceleration or otherwise) the principal of any of the Loans.

(b)   Default in Payment of Interest and Other Obligations. The Borrowers shall fail to pay when due any interest on any of the Loans or any of the other payment Obligations owing by the Borrowers under this Agreement or any other Loan Document, or any other Loan Party shall fail to pay when due any payment Obligation owing by such other Loan Party under any Loan Document to which it is a party, and such failure shall continue for a period of 5 calendar days.

-40-

(c)   Default in Performance. (i) The Borrowers shall fail to perform or observe any term, covenant, condition or agreement contained in Section 2.11., Section 5.3., the last sentence of Section 7.9., Section 8.3.(d) or in Article IX. or (ii) the Borrowers or any other Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section and in the case of this clause (ii) only, such failure shall continue for a period of 30 days after the earlier of (x) the date upon which a Borrower or such Loan Party obtains knowledge of such failure or (y) the date upon which the Borrowers have received written notice of such failure from the Agent.

(d)   Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of any Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished or made or deemed made by or on behalf of any Loan Party to the Agent or any Lender, shall at any time prove to have been incorrect or misleading, in light of the circumstances in which made or deemed made, in any material respect when furnished or made or deemed made.

(e)   Indebtedness Cross-Default; Derivatives Contracts; Material Contracts.

(i)   The Borrowers, any Subsidiary or any other Loan Party shall fail to pay when due and payable, within any applicable grace of cure period, the principal of, or interest on, any Indebtedness (other than the Loans) having an aggregate outstanding principal amount of $10,000,000 or more (“Material Indebtedness”);

(ii)   the maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness;

(iii)   any other event shall have occurred and be continuing which permits any holder or holders of Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Material Indebtedness and such holders or other Person shall not have waived its right to so accelerate with respect to such event;

(iv)   there occurs under any Derivatives Contract an Early Termination Date (as defined in such Derivatives Contract) resulting from (A) any event of default under such Derivatives Contract as to which any Loan Party is the Defaulting Party (as defined in such Derivatives Contract) or (B) any Termination Event (as so defined) under such Derivatives Contract as to which any Loan Party is an Affected Party (as so defined) and, in either event, the Derivatives Termination Value owed by any Loan Party as a result thereof is $10,000,000 or more; or

(v)   a default shall occur under any Material Contract to which a Borrower is a party and such default shall continue unremedied beyond any applicable cure period.

(f)   Voluntary Bankruptcy Proceeding. Any Loan Party shall: (i) commence a voluntary case under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection; (iv) apply for or consent to, or fail to contest in a timely and

-41-

appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(g)   Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Loan Party in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Loan Party, or of all or any substantial part of the assets, domestic or foreign, of such Loan Party, and such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive calendar days, or an order granting the remedy or other relief requested in such case or proceeding against such Loan Party (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(h)   Litigation; Enforceability. Any Loan Party shall disavow, revoke or terminate (or attempt to terminate) any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of this Agreement or any other Loan Document or this Agreement, or any other Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof).

(i)   Monetary Judgments. Any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $10,000,000 shall be rendered against any Loan Party and either (x) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (y) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

(j)   Non-Monetary Judgments. Any non-monetary judgment or order shall be rendered against any Loan Party that could have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

(k)   Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of any Loan Party which exceeds, individually or together with all other such warrants, writs, executions and processes, $10,000,000 in amount and such warrant, writ, execution or process shall not be discharged, vacated, stayed or bonded for a period of 30 days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of any Loan Party.

(l)   Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents.

(m)   Change in Ownership. Any Borrower shall cease to be a Wholly Owned Subsidiary of the Operating Partnership.

-42-

(n)   OP Credit Agreement. An OP Credit Agreement ERISA Default (each OP Credit Agreement ERISA Default being hereby incorporated herein by reference) shall occur.

Section 10.2. Remedies Upon Event of Default.

Upon the occurrence of an Event of Default the following provisions shall apply:

(a)   Acceleration; Termination of Facilities.

   (i)   Automatic. Upon the occurrence of an Event of Default specified in Sections 10.1.(f) or 10.1.(g), the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, and all of the other Obligations of the Borrowers, including, but not limited to, the other amounts owed to the Lenders, and the Agent under this Agreement, the Notes or any of the other Loan Documents, shall all become immediately and automatically due and payable by the Borrowers without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrowers.

   (ii)   Optional. If any other Event of Default shall exist, the Agent shall, at the direction of the Requisite Lenders declare the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, and all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Agent under this Agreement, the Notes or any of the other Loan Documents, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrowers.

(b)   Loan Documents. The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

(c)   Applicable Law. The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

(d)   Appointment of Receiver. To the extent permitted by Applicable Law, the Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Borrowers, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the business operations of the Borrowers and to exercise such power as the court shall confer upon such receiver.

Section 10.3. Allocation of Proceeds.

If an Event of Default shall exist and maturity of any of the Obligations has been accelerated, all payments received by the Agent under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrowers hereunder or thereunder, shall be applied in the following order and priority:

(a)   amounts due to the Agent in respect of fees and expenses due under Section 12.2.;

(b)   amounts due to the Lenders in respect of fees and expenses due under Section 12.2., pro rata in the amount then due each Lender;

-43-

(c)   payments of interest on all Loans, to be applied for the ratable benefit of the Lenders;

(d)   payments of principal of all Loans, to be applied for the ratable benefit of the Lenders;

(e)   amounts due the Agent and the Lenders pursuant to Sections 11.7. and 12.9.;

(f)   payments of all other Obligations and other amounts due and owing by the Borrowers and the other Loan Parties under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders; and

(g)   any amount remaining after application as provided above, shall be paid to the Borrowers or whomever else may be legally entitled thereto.

Section 10.4. Performance by Agent.

If the Borrowers shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Agent may, after notice to the Borrowers, perform or attempt to perform such covenant, duty or agreement on behalf of the Borrowers after the expiration of any cure or grace periods set forth herein. In such event, the Borrowers shall, at the request of the Agent, promptly pay any amount reasonably expended by the Agent in such performance or attempted performance to the Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrowers under this Agreement or any other Loan Document.

Section 10.5. Rights Cumulative.

The rights and remedies of the Agent and the Lenders under this Agreement and each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Agent and the Lenders may be selective and no failure or delay by the Agent or any of the Lenders in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

Article XI. The Agent

Section 11.1. Authorization and Action.

Each Lender hereby appoints and authorizes the Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Agent a trustee or fiduciary for any Lender nor to impose on the Agent duties or obligations other than those expressly provided for herein. At the request of a Lender, the Agent

-44-

will forward to such Lender copies or, where appropriate, originals of the documents delivered to the Agent pursuant to this Agreement or the other Loan Documents. The Agent will also furnish to any Lender, upon the request of such Lender, a copy of any certificate or notice furnished to the Agent by the Borrowers, any other Loan Party or any other Affiliate of the Borrowers, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Agent shall not exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have so directed the Agent to exercise such right or remedy.

Section 11.2. Agent’s Reliance, Etc.

Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment. Without limiting the generality of the foregoing, the Agent: (a) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (b) may consult with legal counsel (including its own counsel or counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender or any other Person and shall not be responsible to any Lender or any other Person for any statements, warranties or representations made by any Person in or in connection with this Agreement or any other Loan Document; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrowers or other Persons or inspect the property, books or records of the Borrowers or any other Person; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Agent on behalf of the Lenders in any such collateral; and (f) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone or telecopy) believed by it to be genuine and signed, sent or given by the proper party or parties. Unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a certification by such Lender to the Agent and the other Lenders that the Borrowers have satisfied the conditions precedent for initial Loans set forth in Sections 5.1. and 5.2. that have not previously been waived by the Requisite Lenders.

-45-

Section 11.3. Notice of Defaults.

The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Agent has received notice from a Lender or the Borrowers referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Agent such a “notice of default.” Further, if the Agent receives such a “notice of default”, the Agent shall give prompt notice thereof to the Lenders.

Section 11.4. Wachovia as Lender.

Wachovia, as a Lender, shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wachovia in each case in its individual capacity. Wachovia and its affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with, the Borrowers, any other Loan Party or any other affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders. Further, the Agent and any affiliate may accept fees and other consideration from the Borrowers for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders. The Lenders acknowledge that, pursuant to such activities, Wachovia or its affiliates may receive information regarding the Borrowers, the other Loan Parties and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.

Section 11.5. Approvals of Lenders.

All communications from the Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to the Agent by the Borrowers in respect of the matter or issue to be resolved, and (d) shall include the Agent’s recommended course of action or determination in respect thereof. Each Lender shall reply promptly, but in any event within 10 Business Days (or such lesser or greater period as may be specifically required under the Loan Documents) of receipt of such communication. Except as otherwise provided in this Agreement, unless a Lender shall give written notice to the Agent that it specifically objects to the recommendation or determination of the Agent (together with a written explanation of the reasons behind such objection) within the applicable time period for reply, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

Section 11.6. Lender Credit Decision, Etc.

Each Lender expressly acknowledges and agrees that neither the Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other affiliates has made any representations or warranties as to the financial condition, operations, creditworthiness, solvency or other information concerning the business or affairs of the Borrowers, any other Loan Party, or any other Person to such Lender and that no act by the Agent hereafter taken, including any review of the affairs of the Borrowers

-46-

or any other Loan Party shall be deemed to constitute any such representation or warranty by the Agent to any Lender. Each Lender acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Agent, any other Lender or counsel to the Agent, or any of their respective officers, directors, employees and agents, and based on the financial statements of the Borrowers, the Guarantors or any other Affiliate thereof, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrowers, the other Loan Parties, and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, any other Lender or counsel to the Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent under this Agreement or any of the other Loan Documents, the Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrowers, any other Loan Party or any other Affiliate thereof which may come into possession of the Agent, or any of its officers, directors, employees, agents, attorneys-in-fact or other affiliates. Each Lender acknowledges that the Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Agent and is not acting as counsel to such Lender.

Section 11.7. Indemnification of Agent.

Each Lender agrees to indemnify the Agent (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so) pro rata in accordance with such Lender’s respective Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Agent (in its capacity as Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment or if the Agent fails to follow the written direction of the Requisite Lenders (or all of the Lenders if expressly required hereunder) unless such failure results from the Agent following the advice of counsel to the Agent of which advice the Lenders have received notice. Without limiting the generality of the foregoing but subject to the preceding proviso, each Lender agrees to reimburse the Agent (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees of the counsel(s) of the Agent’s own choosing) incurred by the Agent in connection with the preparation, negotiation, execution, or enforcement of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Agent and/or the Lenders, and any claim or suit brought against the Agent, and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Agent notwithstanding any claim or assertion that the Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Agent that the Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this

-47-

Agreement. If the Borrowers shall reimburse the Agent for any Indemnifiable Amount following payment by any Lender to the Agent in respect of such Indemnifiable Amount pursuant to this Section, the Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 11.8. Successor Agent.

The Agent may resign at any time as Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrowers. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent which appointment shall, provided no Event of Default exists, be subject to the Borrowers’ approval, which approval shall not be unreasonably withheld or delayed (except that the Borrowers shall, in all events, be deemed to have approved each Lender and its affiliates as a successor Agent). If no successor Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the resigning Agent’s giving of notice of resignation, then the resigning Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a commercial bank having total combined assets of at least $50,000,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent, and the resigning Agent shall be discharged from its duties and obligations under the Loan Documents. After any Agent’s resignation hereunder as Agent, the provisions of this Article XI. shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

Article XII. Miscellaneous

Section 12.1. Notices.

Unless otherwise provided herein, communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered as follows:

If to a Borrower:

c/o Maguire Properties, L.P.
333 S. Grand Avenue, Suite 400
Los Angeles, California 90071
Attn: Dallas Lucas
Telephone:   (213) 613-4506
Telecopy:    (213) 533-5106

If to the Agent:

Wachovia Bank, National Association
301 S. College Street, NC0172
Charlotte, North Carolina 28288
Attn: Rex E. Rudy
Telephone:    (704) 383-6506
Telecopy:    (704) 383-6205

-48-

If to a Lender:

To such Lender’s address or telecopy number, as applicable, set forth on its signature page hereto or in the applicable Assignment and Acceptance Agreement;

or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section. All such notices and other communications shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered or sent by overnight courier, when delivered. Notwithstanding the immediately preceding sentence, all notices or communications to the Agent or any Lender under Article II. shall be effective only when actually received. Neither the Agent nor any Lender shall incur any liability to the Borrowers (nor shall the Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Agent or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to any other Person.

Section 12.2. Expenses.

The Borrowers agree (a) to pay or reimburse the Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expenses and travel expenses relating to closing), and the consummation of the transactions contemplated thereby, including the reasonable fees and disbursements of counsel to the Agent and costs and expenses in connection with the use of IntraLinks, Inc. or other similar information transmission systems in connection with the Loan Documents, (b) to pay or reimburse the Agent, and the Lenders for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable fees and disbursements of their respective counsel (including the allocated fees and expenses of in-house counsel) and any payments in indemnification or otherwise payable by the Lenders to the Agent pursuant to the Loan Documents, (c) to pay, and indemnify and hold harmless the Agent, and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the Agent, and the Lenders for all their costs and expenses incurred in connection with any bankruptcy or other proceeding of the type described in Sections 10.1.(f) or 10.1.(g), including the reasonable fees and disbursements of counsel to the Agent and any Lender, whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. If the Borrowers shall fail to pay any amounts required to be paid by them pursuant to this Section, the Agent, and/or the Lenders may pay such amounts on behalf of the Borrowers and either deem the same to be Loans outstanding hereunder or otherwise Obligations owing hereunder.

Section 12.3. Setoff.

Subject to Section 3.3. and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Agent, each Lender and each Participant is hereby authorized by the Borrowers, at any time or from time to time during the continuance of an Event of Default, without prior notice to the Borrowers or to any other Person, any such notice being hereby

-49-

expressly waived, but in the case of a Lender or Participant subject to receipt of the prior written consent of the Agent exercised in its sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Agent, such Lender or any affiliate of the Agent or such Lender, to or for the credit or the account of the Borrowers against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 10.2., and although such obligations shall be contingent or unmatured.

Section 12.4. Litigation; Jurisdiction; Other Matters; Waivers.

(a)   EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWERS, THE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE AGENT AND THE BORROWERS HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, THE NOTES, OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWERS, THE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b)   EACH OF THE BORROWERS, THE AGENT AND THE LENDERS HEREBY AGREES THAT ANY FEDERAL DISTRICT COURT LOCATED IN NORTH CAROLINA OR, AT THE OPTION OF THE AGENT, ANY STATE COURT LOCATED IN CHARLOTTE, NORTH CAROLINA, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE BORROWERS, THE AGENT OR ANY OF THE LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, THE LOANS, THE NOTES OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM. THE BORROWERS AND EACH OF THE LENDERS EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS WITH RESPECT TO SUCH CLAIMS OR DISPUTES. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM, AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c)   THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS AGREEMENT.

-50-

Section 12.5. Successors and Assigns.

(a)   The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that the Borrowers may not assign or otherwise transfer any of their rights or obligations under this Agreement without the prior written consent of all Lenders and any such assignment or other transfer to which all of the Lenders have not so consented shall be null and void.

(b)   Any Lender may make, carry or transfer Loans at, to or for the account of any of its branch offices or the office of an affiliate of such Lender except to the extent such transfer would result in increased costs to the Borrowers.

(c)   Any Lender may at any time grant to one or more banks or other financial institutions (each a “Participant”) participating interests in the Obligations owing to such Lender; provided, however, (i) any such participating interest must be for a constant and not a varying percentage interest (ii) no Lender may grant a participating interest in the outstanding principal balance of the Note held by it, in an amount less than $10,000,000 and (iii) after giving effect to any such participation by a Lender, the outstanding principal balance of the Note held by it, in which it has not granted any participating interests must be equal to $10,000,000. Except as otherwise provided in Section 12.3., no Participant shall have any rights or benefits under this Agreement or any other Loan Document. In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrowers and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrowers hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender, (ii) reduce the amount of any such payment of principal, (iii) reduce the rate at which interest is payable thereon or (iv) release any Guarantor except as expressly permitted under the Loan Documents. An assignment or other transfer which is not permitted by subsection (d) or (e) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (c). Upon request from the Agent, a Lender shall notify the Agent of the sale of any participation hereunder and, if requested by the Agent, certify to the Agent that such participation is permitted hereunder and that the requirements of Section 3.12. (c) have been satisfied.

(d)   Any Lender may with the prior written consent of the Agent and, so long as no Default or Event of Default exists, the Borrowers (which consent, in each case, shall not be unreasonably withheld), assign to one or more Eligible Assignees (each an “Assignee”) all or a portion of its rights and obligations under this Agreement and the Notes (including all or a portion of the Loan owing to such Lender); provided, however, (i) no such consent by the Borrowers shall be required in the case of any assignment to another Lender or any affiliate of such Lender or another Lender and no such consent by the Agent shall be required in the case of any assignment by a Lender to any affiliate of such Lender; (ii) unless the Borrowers and the Agent otherwise agree, after giving effect to any partial assignment by a Lender, the Assignee shall hold, and the assigning Lender shall retain, Loans having an outstanding principal balance, of at least $10,000,000 and integral multiples of $5,000,000 in excess thereof; and (iii) each such assignment shall be effected by means of an Assignment and Acceptance Agreement. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be a Lender party to this Agreement with respect to the assigned interest as of the effective date of

-51-

the Assignment and Acceptance Agreement and shall have all the rights and obligations of a Lender with respect to the assigned interest as set forth in such Assignment and Acceptance Agreement, and the transferor Lender shall be released from its obligations hereunder with respect to the assigned interest to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection, the transferor Lender, the Agent and the Borrowers shall make appropriate arrangements so that new Notes are issued to the Assignee and such transferor Lender, as appropriate. In connection with any such assignment, the transferor Lender shall pay to the Agent an administrative fee for processing such assignment in the amount of $3,500. Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest the Loan held by it hereunder to the Borrowers or any Subsidiary or Affiliate of the Borrowers.

(e)   The Agent shall maintain at the Principal Office a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of each Lender from time to time (the “Register”). The Agent shall give each Lender and the Borrowers notice of the assignment by any Lender of its rights as contemplated by this Section. The Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register and copies of each Assignment and Acceptance Agreement shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice to the Agent. Upon its receipt of an Assignment and Acceptance Agreement executed by an assigning Lender, together with each Note subject to such assignment, the Agent shall, if such Assignment and Acceptance Agreement has been completed and if the Agent receives the processing and recording fee described in subsection (d) above, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers.

(f)   In addition to the assignments and participations permitted under the foregoing provisions of this Section, any Lender may assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank, and such Loans and Notes shall be fully transferable as provided therein. No such assignment shall release the assigning Lender from its obligations hereunder.

(g)   A Lender may furnish any information concerning, any Loan Party in the possession of such Lender from time to time to Assignees and Participants (including prospective Assignees and Participants) subject to compliance with Section 12.8.

(h)   Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to, any Loan Party or any Affiliates of a Loan Party.

(i)   Each Lender agrees that, without the prior written consent of the Borrowers and the Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

Section 12.6. Amendments.

(a)   Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, and any term of this Agreement or of any other Loan Document may be amended, and the performance or observance by any Loan Party of any terms of this Agreement or such other Loan Document or the continuance of any Default or Event of Default may be waived (either generally or in a

-52-

particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto).

(b)   Notwithstanding the foregoing, without the prior written consent of each Lender adversely affected thereby, no amendment, waiver or consent shall do any of the following:

(i)   increase the Commitments of the Lenders or subject the Lenders to any additional obligations;

(ii)   reduce the principal of, or interest rates that have accrued or that will be charged on the outstanding principal amount of, any Loans or other Obligations;

(iii)   reduce the amount of any Fees payable hereunder or postpone any date fixed for payment thereof;

(iv)   modify the definition of the term “Termination Date” (except as contemplated under Section 2.13.) or otherwise postpone any date fixed for any payment of any principal of, or interest on, any Loans or any other Obligations (including the waiver of any Default or Event of Default as a result of the nonpayment of any such Obligations as and when due);

(v)   amend or otherwise modify the provisions of Section 3.2.;

(vi)   modify the definition of the term “Requisite Lenders” or otherwise modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, including without limitation, any modification of this Section 12.6. if such modification would have such effect;

(vii)    release any Guarantor from its obligations under the Guaranty;

(viii)    release any Borrower from its obligations under this Agreement or any other Loan Document except as expressly permitted under Section 2.12.;

(ix)   release any Collateral from the Liens of the Security Documents except as expressly permitted under Section 2.12.; or

(x)   increase the number of Interest Periods permitted with respect to Loans under Section 2.3.

(c)   No amendment, waiver or consent, unless in writing and signed by the Agent, in such capacity, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Agent under this Agreement or any of the other Loan Documents.

(d)   No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. Except as otherwise provided in Section 11.5., no course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrowers, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default. Except as

-53-

otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrowers shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.

Section 12.7. Nonliability of Agent and Lenders.

The relationship between the Borrowers and the Lenders and the Agent shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrowers and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Agent or any Lender to any Lender or any Loan Party. Neither the Agent nor any Lender undertakes any responsibility to the Borrowers to review or inform the Borrowers of any matter in connection with any phase of the Borrowers’s business or operations.

Section 12.8. Confidentiality.

The Agent and each Lender shall use reasonable efforts to assure that information about the Loan Parties, and the properties thereof and their operations, affairs and financial condition, not generally disclosed to the public, which is furnished to the Agent or any Lender pursuant to the provisions of this Agreement or any other Loan Document, is used only for the purposes of this Agreement and the other Loan Documents and shall not be divulged to any Person other than the Agent, the Lenders, and their respective agents who are actively and directly participating in the evaluation, administration or enforcement of the Loan Documents and other transactions between the Agent or such Lender, as applicable, and the Borrowers, but in any event the Agent and the Lenders may make disclosure: (a) to any of their respective affiliates (provided they shall agree in writing to keep such information confidential in accordance with the terms of this Section 12.8.); (b) as reasonably requested by any bona fide Assignee, Participant or other transferee in connection with the contemplated transfer of any Obligations or participations therein as permitted hereunder (provided they shall agree in writing to keep such information confidential in accordance with the terms of this Section); (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings; (d) to the Agent’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) after the happening and during the continuance of an Event of Default, to any other Person in connection with, and to the extent required for, the exercise by the Agent or the Lenders of rights hereunder or under any of the other Loan Documents; (f) upon Borrowers’s prior consent (which consent shall not be unreasonably withheld), to any contractual counter-parties to any swap or similar hedging agreement or to any rating agency; and (g) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Borrowers or any Affiliate.

Section 12.9. Indemnification.

(a)   The Borrowers shall and hereby agree to indemnify, defend and hold harmless the Agent, each of the Lenders, any affiliate of the Agent or any Lender, and their respective directors, officers, shareholders, agents, employees and counsel (each referred to herein as an “Indemnified Party”) from and against any and all of the following (collectively, the “Indemnified Costs”): losses, costs, claims, damages, liabilities, deficiencies, judgments or reasonable expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the reasonable fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses indemnification in respect of which is specifically covered by Section 3.12. or 4.1.

-54-

or expressly excluded from the coverage of such Sections 3.12. or 4.1.) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans hereunder; (iii) any actual or proposed use by the Borrowers of the proceeds of the Loans; (iv) the Agent’s or any Lender’s entering into this Agreement; (v) the fact that the Agent and the Lenders have established the credit facility evidenced hereby in favor of the Borrowers; (vi) the fact that the Agent and the Lenders are creditors of the Borrowers and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Borrowers; (vii) the fact that the Agent and the Lenders are material creditors of the Borrowers and are alleged to influence directly or indirectly the business decisions or affairs of the Borrowers or their financial condition; (viii) the exercise of any right or remedy the Agent or the Lenders may have under this Agreement or the other Loan Documents; or (ix) any violation or non-compliance by the Borrowers of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Borrowers or its Subsidiaries (or its respective properties) (or the Agent and/or the Lenders as successors to the Borrowers) to be in compliance with such Environmental Laws; provided, however, that the Borrowers shall not be obligated to indemnify any Indemnified Party for (A) any acts or omissions of such Indemnified Party in connection with matters described in this subsection to the extent arising from the gross negligence or willful misconduct of such Indemnified Party, as determined by a court of competent jurisdiction in a final, non-appealable judgment or (B) Indemnified Costs to the extent arising directly out of or resulting directly from claims of one or more Indemnified Parties against another Indemnified Party.

(b)   The Borrowers’ indemnification obligations under this Section 12.9. shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. In this regard, this indemnification shall cover all Indemnified Costs of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents). This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Borrowers, any holder of Equity Interests issued by a Borrower (whether such holder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of a Borrower), any account debtor of a Borrower or by any Governmental Authority. If indemnification is to be sought hereunder by an Indemnified Party, then such Indemnified Party shall notify the Borrowers of the commencement of any Indemnity Proceeding; provided, however, that the failure to so notify the Borrowers shall not relieve the Borrowers from any liability that they may have to such Indemnified Party pursuant to this Section 12.9.

(c)   This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Borrowers.

(d)   All out-of-pocket fees and expenses of, and all amounts paid to third-persons by, an Indemnified Party shall be advanced by the Borrowers at the request of such Indemnified Party notwithstanding any claim or assertion by the Borrowers that such Indemnified Party is not entitled to indemnification hereunder, upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrowers if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.

-55-

(e)   An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all Indemnified Costs incurred by such Indemnified Party shall be reimbursed by the Borrowers. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrowers hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that if (i) the Borrowers are required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrowers have provided evidence reasonably satisfactory to such Indemnified Party that the Borrowers have the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrowers (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, an Indemnified Party may settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrowers where (x) no monetary relief is sought against such Indemnified Party in such Indemnity Proceeding or (y) there is an allegation of a violation of law by such Indemnified Party.

(f)   If and to the extent that the obligations of the Borrowers under this Section are unenforceable for any reason, the Borrowers hereby agree to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(g)   The Borrowers’ obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any other of their obligations set forth in this Agreement or any other Loan Document to which it is a party.

Section 12.10. Termination; Survival.

At such time as (a) none of the Lenders is obligated any longer under this Agreement to make any Loans and (b) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full, this Agreement shall terminate. The indemnities to which the Agent and the Lenders are entitled under the provisions of Sections 3.12., 4.1., 4.4., 11.7., 12.2. and 12.9. and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 12.4., shall continue in full force and effect and shall protect the Agent and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement; provided, however, the indemnities under Sections 4.1. and 4.4. shall terminate 180 days following the termination of this Agreement in accordance with its terms.

Section 12.11. Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.12. GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

-56-

Section 12.13. Patriot Act.

The Lenders and the Agent each hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Agent, as applicable, to identify the Borrowers in accordance with the such Act.

Section 12.14. Counterparts.

This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.

Section 12.15. Obligations with Respect to Loan Parties.

The obligations of the Borrowers to direct or prohibit the taking of certain actions by the other Loan Parties as specified herein shall be absolute and not subject to any defense the Borrowers may have that the Borrowers do not control such Loan Parties.

Section 12.16. Limitation of Liability.

None of the parties hereto or any affiliate, officer, director, employee, attorney, or agent of any of them shall have any liability with respect to, and each party hereto hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by any other party in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Each party hereto hereby waives, releases, and agrees not to sue any other party or any of such other party’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or financed hereby.

Section 12.17. Entire Agreement.

This Agreement, the Notes, and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.

Section 12.18. Construction.

The Agent, the Borrowers and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Agent, the Borrowers and each Lender.

-57-

Section 12.19. OP Credit Agreement Provisions.

(a)   Notwithstanding any provision of any Loan Document to the contrary, the Borrowers, the Guarantors, the Agent and the Lenders hereby agree that on or after the Agreement Date any amendment to, or waiver of, (i) the OP Credit Agreement Representations, (ii) the OP Credit Agreement ERISA Defaults or (iii) the covenants from the OP Credit Agreement referred to in Section 7.12., which has been consented to by the Requisite Lenders, shall be deemed to be incorporated herein by reference and shall become effective hereunder when such amendment or waiver becomes effective thereunder, without any further action necessary by the Borrowers, the Guarantors, the Agent or the Lenders. Any such amendment or waiver shall be effective only in the specific instance and for the specific purpose for which given. The Borrowers agree to provide promptly the Agent and each Lender with a copy of such amendment or waiver.

(b)   The OP Credit Agreement Representations, the OP Credit Agreement ERISA Defaults and the covenants from the OP Credit Agreement referred to in Section 7.12. incorporated herein by reference and any definitions or other terms or provisions of the OP Credit Agreement incorporated herein by reference, will be deemed to continue in effect for the benefit of the Agent and the Lenders until this Agreement has terminated in accordance with its terms, including, without limitation, whether or not the OP Credit Agreement remains in effect or whether or not the OP Credit Agreement is amended, restated or terminated after the date hereof. For purposes of the foregoing, (i) references in the provisions of the OP Credit Agreement incorporated herein by reference to the “Borrower” shall refer to the Operating Partnership; (ii) references therein to the “Administrative Agent,” “Lenders” and “Lender” shall refer to the Agent, the Lenders and a Lender, respectively; (iii) the terms “Agreement,” “hereto” and “hereof” when used in the provisions of the OP Credit Agreement incorporated herein by referenced shall refer to this Agreement; and (iv) references to other terms that are defined in the OP Credit Agreement and in this Agreement have the respective meanings given them in the OP Credit Agreement.

(c)   Nothing in this Section is intended to limit the ability of any Loan Party to enter into or obtain any amendment or waiver of any of the terms of the OP Credit Agreement.

[Signatures on Following Pages]

-58-

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their authorized officers all as of the day and year first above written.

MAGUIRE PROPERTIES-PARK PLACE HOTEL, LLC
MAGUIRE PROPERTIES-PARK PLACE PARKING, LLC
MAGUIRE PROPERTIES-PARK PLACE SHOPS, LLC
MAGUIRE PROPERTIES-PARK PLACE MASTER DEVELOPMENT, LLC
MAGUIRE PROPERTIES-PARK PLACE SP DEVELOPMENT, LLC
MAGUIRE PROPERTIES-3121 MICHELSON, LLC
MAGUIRE PROPERTIES-3161 MICHELSON, LLC

By: Maguire Properties, L.P., their sole manager

By: Maguire Properties, Inc., its sole general partner

By:    /s/ Dallas E. Lucas
Name: Dallas E. Lucas
Title: Executive Vice President. & CFO

[The Guarantors are joining in the execution of this Agreement solely for the purposes of being bound by the provisions of Sections 7.12.and 12.19.]

MAGUIRE PROPERTIES, L.P.

By: Maguire Properties, Inc., its General Partner

By:    /s/ Dallas E. Lucas
Name: Dallas E. Lucas
Title: Executive Vice President. & CFO

MAGUIRE PROPERTIES, INC.

By:    /s/ Dallas E. Lucas
Name: Dallas E. Lucas
Title: Executive Vice President. & CFO

[Signatures Continued on Next Page]

-59-

[Signature Page to Credit Agreement dated as of
July 22, 2004 with Maguire Properties-Park Place Hotel, LLC, et al.]

WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent and as a Lender

By:   /s/ Rex Rudy
Name: Rex E. Rudy
Title: Director

Commitment Amount:

$140,000,000

Lending Office (all Types of Loans):

Wachovia Bank, National Association
301 S. College Street, NC0172
Charlotte, North Carolina 28288
Attn: Rex E. Rudy
Telephone:    (704) 383-6506
Telecopy:    (704) 383-6205

-60-

EXECUTION COPY

CREDIT AGREEMENT

Dated as of July 22, 2004

by and among
MAGUIRE PROPERTIES-PARK PLACE HOTEL, LLC,
MAGUIRE PROPERTIES-PARK PLACE PARKING, LLC,
MAGUIRE PROPERTIES-PARK PLACE SHOPS, LLC,
MAGUIRE PROPERTIES-PARK PLACE MASTER DEVELOPMENT, LLC,
MAGUIRE PROPERTIES-PARK PLACE SP DEVELOPMENT, LLC,
MAGUIRE PROPERTIES-3121 MICHELSON, LLC,
and
MAGUIRE PROPERTIES-3161 MICHELSON, LLC,
                                                   as Borrowers

WACHOVIA CAPITAL MARKETS, LLC,
                                                  as Arranger,

WACHOVIA BANK, NATIONAL ASSOCIATION,
                                                                        as Administrative Agent,

and

THE FINANCIAL INSTITUTIONS INITIALLY SIGNATORY HERETO
AND THEIR ASSIGNEES PURSUANT TO SECTION 12.5.,
                                               as Lenders

-i-

-ii-

SCHEDULE 1.1.(A)	Acquisition Property
SCHEDULE 1.1.(B)	Exempt Portions
SCHEDULE 1.1.(C)	Release Prices
SCHEDULE 1.1.(D)	Purchase Agreements

EXHIBIT A	Form of Assignment and Acceptance Agreement
EXHIBIT B	Form of Bosa Collateral Assignment
EXHIBIT C	Form of Parent Guaranty
EXHIBIT D	Form of Negative Pledge Agreement
EXHIBIT E	Form of Notice of Borrowing
EXHIBIT F	Form of Notice of Continuation
EXHIBIT G	Form of Notice of Conversion
EXHIBIT H	Form of Note
EXHIBIT I	Form of Opinion of Counsel

-iii-